Exhibit 2.1

PURCHASE, SALE AND ESCROW AGREEMENT

AMONG

WPG-OC LIMITED PARTNER, LLC, AS SELLER,

WPG-OC GENERAL PARTNER, LLC,

O’CONNOR MALL PARTNERS, L.P., AS PRIMARY PURCHASER,

AND

FIDELITY NATIONAL TITLE INSURANCE COMPANY, AS ESCROW AGENT

PURCHASE, SALE AND ESCROW AGREEMENT

THIS PURCHASE, SALE AND ESCROW AGREEMENT (this “Agreement”), dated as of February 25, 2015 (the “Effective Date”), is made by and among WPG-OC Limited Partner, LLC, a Delaware limited liability company (the “Seller”), WPG-OC General Partner, LLC, a Delaware limited liability company (“WPG”) and O’CONNOR MALL PARTNERS, L.P., a Delaware limited partnership (“Primary Purchaser”), and constitutes (i) a purchase and sale agreement among Seller, WPG, Seller II (as hereinafter defined), WPG II (as hereinafter defined), Primary Purchaser, Parallel Purchaser (as hereinafter defined) and (ii) an escrow agreement among Seller, WPG, Seller II, WPG II, Primary Purchaser, Parallel Purchaser and FIDELITY NATIONAL TITLE INSURANCE COMPANY (“Escrow Agent”), the consent of which appears at the end hereof.  Capitalized terms used but not defined in the text of this Agreement shall have the meanings specified in Article 17.

ARTICLE 1

RECITALS

1.1                               Partnerships.

1.1.1                     As evidenced by (a) a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on February 23, 2015 and (b) that certain Limited Partnership Agreement, dated as of February 23, 2015 (the “Original Agreement”), WPG and Seller formed a Delaware partnership known as “WPG-OC JV, LP” (the “Partnership”).  Seller owns a 49% limited partnership interest in the Partnership (the “Sale Interest”), and WPG owns a 51% general partnership interest in the Partnership.

1.1.2                     As evidenced by (a) a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on February 23, 2015 and (b) that certain Limited Partnership Agreement, dated as of February 23, 2015 (the “Original Parallel Agreement”), WPG and Seller formed a Delaware partnership known as “WPG-OC JV II, LP” (the “Parallel Partnership”).  Seller owns a 49% limited partnership interest in the Parallel Partnership (the “Parallel Sale Interest”), and WPG owns a 51% general partnership interest in the Parallel Partnership.

1.1.3                     At or prior to Closing, Seller and WPG shall cause to be formed a new Delaware limited partnership (“Parallel Partnership II”, and, together with the Parallel Partnership, the “Parallel Partnerships”) and shall cause to be adopted a limited partnership agreement of Parallel Partnership II (the “Original Parallel II Agreement”).  An affiliate of Seller (“Seller II”) will own a 49% limited partnership interest in the Parallel Partnership II (the “Parallel Sale Interest II”), and an affiliate of WPG (“WPG II”) will own a 51% general partnership interest in the Parallel Partnership II.

1.2                               WPG-OC REITs.  The parties desire that, at and subject to the occurrence of the Closing, the Partnership will own all of the membership interests in Mall at Johnson City REIT, LLC, a Delaware limited liability company (“Johnson City REIT”), Pearlridge Center REIT, LLC, a Delaware limited liability company (“Pearlridge REIT”), Polaris Fashion Place REIT,

LLC, a Delaware limited liability company (“Polaris REIT”), Scottsdale Quarter REIT I, LLC, a Delaware limited liability company, and Scottsdale Quarter REIT II, LLC, a Delaware limited liability company (each, a “Scottsdale REIT” and, collectively, “Scottsdale REITs”), and Town Center REIT I, LLC, a Delaware limited liability company, and Town Center REIT II, LLC, a Delaware limited liability company (each, a, “Town Center REIT” and collectively, the “Town Center REITs”, and, together with Johnson City REIT, Pearlridge REIT, Polaris REIT and Scottsdale REITs, the “WPG-OC REITs”).

1.3                               Properties.  The parties desire that, at and subject to the occurrence of the Closing:

1.3.1                     (a) Johnson City REIT will own (i) a 100% membership interest in (x) Glimcher MJC, LLC, a Delaware limited liability company, indirectly through the entities listed in clause (a)(ii), and (y) a Delaware limited liability company to be formed prior to Closing (each, a “Johnson City Property Owner”), and (ii) subject to Section 2.5.4, a 99% membership interest in Johnson City Venture LLC, a Delaware limited liability company, and a 100% membership interest in Glimcher Johnson City, LLC, a Delaware limited liability company, and (b) Glimcher Johnson City, LLC will own a 1% membership interest in Johnson City Venture LLC;

1.3.2                     Pearlridge REIT will own (a) a 100% membership interest in BRE/Pearlridge LLC, a Delaware limited liability company (“Pearlridge Property Owner”), indirectly through BRE/Pearlridge Sub 2 LLC, and (b) a 100% membership interest in BRE/Pearlridge Sub 2 LLC, a Delaware limited liability company, and BRE/Pearlridge Sub 2 LLC will own a 100% membership interest in Pearlridge Property Owner;

1.3.3                     Polaris REIT will own a 100% membership interest in PFP Columbus II, LLC, a Delaware limited liability company, and PFP Columbus LLC, a Delaware limited liability company (each, a “Polaris Property Owner”);

1.3.4                     subject to Section 2.5.4, (a) Scottsdale REIT I will own (i) (A) a 100% membership interest in SDQ Fee, LLC, a Delaware limited liability company, indirectly through SDQ Fee Holdings, LLC, a Delaware limited liability company, (B) subject to Section 2.5.4, a 100% membership interest in Kierland Crossing, LLC, a Delaware limited liability company, indirectly through Glimcher Kierland Crossing, LLC, a Delaware limited liability company, and (C) a 100% membership interest in SDQ III Retail, LLC, a Delaware limited liability company, and (ii) subject to Section 2.5.4, a 100% membership interest in SDQ Fee Holdings, LLC and a 100% membership interest in Glimcher Kierland Crossing, LLC, (b) SDQ Fee Holdings, LLC will own a 100% membership interest in SDQ Fee LLC, (c) Glimcher Kierland Crossing, LLC will own a 100% membership interest in Kierland Crossing, LLC and (d) Scottsdale REIT II will own a 100% membership interest in SDQ III Fee, LLC, a Delaware limited liability company (each of SDQ Fee, LLC, Kierland Crossing, LLC (subject to Section 2.5.4), SDQ III Retail, LLC and SDQ III Fee, LLC, a “Scottsdale Property Owner”);

1.3.5                     (a) Town Center REIT I will own a 100% membership interest in Leawood TCP, LLC, a Delaware limited liability company, and a 100% membership interest in Leawood Lot 2, LLC, a Delaware limited liability company, and (b) Town Center REIT II will own a 100% membership interest in 119 Leawood, LLC, a Delaware limited liability company (each non-REIT entity listed in this Section 1.3.5, a “Town Center Property Owner”);

1.3.6                     the Johnson City Property Owners will be the owners of the fee interest in the shopping center located in Johnson City, Tennessee and known as “Mall at Johnson City”, with the to-be-formed entity referred to in Section1.3.1(a)(i)(y) owning the Johnson City Development Parcels and with Glimcher MJC, LLC owning the land described as “Johnson City Mall” on Exhibit A;

1.3.7                     the Pearlridge Property Owner will be the owner of the fee and ground leasehold interests identified on Exhibit A in the shopping center located in Aiea, Hawaii and known as “Pearlridge Center” and adjacent medical offices;

1.3.8                     the Polaris Property Owners will be the owner of the fee interest in the shopping center located in Columbus, Ohio and known as “Polaris Fashion Place” and certain other land, with PFP Columbus, LLC owning the DSW outparcel and PFP Columbus II, LLC owning the enclosed mall and other outparcels related thereto, in each case as more particularly described on Exhibit A and in each case excluding Parcel Z;

1.3.9                     the Scottsdale Property Owners will be the owners of the fee and leasehold interests in the mixed use property located in Scottsdale, Arizona and known as “Scottsdale Quarter” and certain office and residential properties and option rights, with (a) SDQ Fee, LLC owning in fee Phase I and Phase II, as more particularly described on Exhibit A, (b) Kierland Crossing, LLC owning, subject to Section 2.5.4, in leasehold Phase I and Phase II, as more particularly described on Exhibit A, (c) SDQ III, Retail, LLC having, subject to Section 2.5.3, an obligation to purchase the retail condominium unit regime to be established on Block K (“Retail Block K”) pursuant to the Retail Condo PSA or owning in fee Retail Block K, and (D) with SDQ III Fee, LLC owning Block M; and

1.3.10              the Town Center Property Owners will be the owners of the fee interests in the shopping centers located in Leawood, Kansas and known as “Town Center Crossing” and “Town Center Plaza” and certain other land, with Leawood TCP, LLC owning Town Center Plaza, with Leawood Lot 2, LLC owning outparcel Lot 2 and with 119 Leawood, LLC owning Town Center Crossing, in each case as more particularly described on Exhibit A.

1.4                               Scottsdale JV.  The parties desire that, at and subject to the occurrence of the Closing:  (a) the Parallel Partnership will own (i) a 25% membership interest in Crescent-SDQ III Venture, LLC, a Delaware limited liability company (“Scottsdale JV” and, together with SDQ III Residential, LLC, the “Scottsdale JV Entities”), indirectly through SDQ III Residential, LLC, and (ii) a 100% membership interest in SDQ III Residential, LLC, a Delaware limited liability company (which will own a 25% membership interest in Scottsdale JV), and (b) Scottsdale JV will be the owner of the fee interest in Phase III, as more particularly described on Exhibit A, and Block K (other than the portion that constitutes Retail Block K), with the ownership of the fee interest in Retail Block K at Closing subject to Section 2.5.3.

1.5                               Block L.  The parties desire that, at and subject to the occurrence of the Closing:  (a) Parallel Partnership II will own a newly formed entity (“New Block L Owner”) and (b) New Block L Owner will own Block L.

1.6                               Parallel Purchaser.  Prior to Closing, Primary Purchaser shall cause to be formed a Delaware limited partnership (“Parallel Purchaser” and, each of Primary Purchaser and Parallel Purchaser, a “Purchaser” and together, the “Purchasers”), in which the direct equity holders shall either be the same as those in Primary Purchaser or shall be affiliates thereof, in each case as further set forth on the Structure Chart, to acquire the interests contemplated to be acquired by Parallel Purchaser hereunder.

1.7                               Joinders.

1.7.1                     As promptly as practicable following the formation of Parallel Purchaser, Primary Purchaser shall cause the Parallel Purchaser to sign a joinder to this Agreement, in the form attached hereto as Exhibit O-1, pursuant to which Parallel Purchaser shall become a party to this Agreement as if an original party hereto and agree to be bound by the covenants, and make the representations and warranties, and be bound by the other terms of Parallel Purchaser hereunder.  Primary Purchaser shall cause a copy of the executed joinder agreement to be provided to WPG promptly upon its execution.  Notwithstanding the foregoing, at all times Primary Purchaser shall have the authority to issue notices hereunder on behalf of both Purchasers and to receive notices on behalf of both Purchasers.

1.7.2                     As promptly as practicable following the formation of WPG II and Seller II, WPG and Seller shall cause each of WPG II and Seller II to sign a joinder to this Agreement, in the form attached hereto as Exhibit O-2, pursuant to which each of WPG II and Seller II shall become a party to this Agreement as if an original party hereto and agree to be bound by the covenants, and make the representations and warranties, and be bound by the other terms of WPG II and Seller II, respectively, hereunder.  WPG shall cause a copy of the executed joinder agreement to be provided to Primary Purchaser promptly upon its execution.  Notwithstanding the foregoing, at all times WPG shall have the authority to issue notices hereunder on behalf of both WPG and WPG II and to receive notices on behalf of both WPG and WPG II, and at all times Seller shall have the authority to issue notices hereunder on behalf of both Seller and Seller II and to receive notices on behalf of Seller and Seller II.

1.8                               Purchase and Sale.

1.8.1                     Sale.  Upon and subject to the terms contained herein, Seller desires to sell the entire Sale Interest to Primary Purchaser, and Primary Purchaser desires to purchase the entire Sale Interest from Seller (such sale and purchase being referred to hereinafter as the “Sale”).  The parties desire that, at and subject to the occurrence of the Closing, WPG and Primary Purchaser will amend and restate the Original Agreement by executing and delivering an Amended and Restated Limited Partnership Agreement (the “Amended Agreement”) in the form attached hereto as Exhibit D, and that Primary Purchaser be admitted as a limited partner of the Partnership.

1.8.2                     Parallel Sale.  Upon and subject to the terms contained herein, Seller desires to sell the entire Parallel Sale Interest to Parallel Purchaser, and Primary Purchaser desires that Parallel Purchaser purchase the entire Parallel Sale Interest from Seller (such sale and purchase being referred to hereinafter as the “Parallel Sale”).  The parties desire that, at and subject to the occurrence of the Closing, WPG and Parallel Purchaser will amend and restate the Original Parallel Agreement by executing and delivering an amended and restated limited partnership agreement, which shall reflect the terms contained herein and in the Amended Agreement, with such modifications to the Amended Agreement as needed to, to the maximum extent possible, replicate the rights and obligations that WPG and Parallel Purchaser would have had with respect to their interests in the Parallel Partnership, the Scottsdale JV Entities and the Properties held by such Scottsdale JV Entities as WPG and Parallel Purchaser would have had if the Scottsdale JV Entities had been held by a WPG-OC REIT, the Scottsdale JV had been a Scottsdale Property Owner, and Parallel Purchaser had been treated as Primary Purchaser in the Partnership (such amended and restated limited partnership agreement, the “Amended Parallel Agreement”), and that Parallel Purchaser be admitted as a limited partner of the Parallel Partnership.

1.8.3                     Parallel Sale II.  Upon and subject to the terms contained herein, Seller II desires to sell the entire Parallel Sale Interest II to Parallel Purchaser, and Primary Purchaser desires that Parallel Purchaser purchase the entire Parallel Sale Interest II from Seller II (such sale and purchase being referred to hereinafter as the “Parallel Sale II”).  The parties desire that, at and subject to the occurrence of the Closing, WPG II and Parallel Purchaser will amend and restate the Original Parallel Agreement II by executing and delivering an amended and restated limited partnership agreement, which shall reflect the terms contained herein and in the Amended Agreement, with such modifications to the Amended Agreement as needed to, to the maximum extent possible, replicate the rights and obligations that WPG II and Parallel Purchaser would have had with respect to their interests in the Parallel Partnership II, New Block L Owner and Block L as WPG II and Parallel Purchaser would have had if New Block L Owner and Block L had been held by a WPG-OC REIT and Parallel Purchaser had been treated as Primary Purchaser in the Partnership (such amended and restated limited partnership agreement, the “Amended Parallel Agreement II”), and that Parallel Purchaser be admitted as a limited partner of the Parallel Partnership II.

ARTICLE 2

TRANSACTIONS

2.1                               Purchase and Sale.  For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions contained herein, at Closing, (a) Seller shall sell the Sale Interest to Primary Purchaser, and Primary Purchaser shall purchase the Sale Interest from Seller, (b) Seller shall sell the Parallel Sale Interest to Parallel Purchaser, and Parallel Purchaser shall purchase the Parallel Sale Interest from Seller, and (c) Seller II shall sell the Parallel Sale Interest II to Parallel Purchaser, and Parallel Purchaser shall purchase the Parallel Sale Interest II from Seller II.

2.2                               Purchase Price.  The purchase price for the Sale Interest (the “Purchase Price”) shall equal 49% of the Net Value, as adjusted pursuant to Sections 2.4 and 7.1, and shall be paid in immediately available funds at, and subject to the occurrence of, Closing.  The purchase price for the Parallel Sale Interest (the “Parallel Purchase Price”) shall equal 49% of the Scottsdale JV Interest Value and shall be paid in immediately available funds at, and subject to the occurrence of, Closing.  The purchase price for the Parallel Sale Interest II (the “Parallel Purchase Price II”) shall equal 49% of the Block L Purchase Price and shall be paid in immediately available funds at, and subject to the occurrence of, Closing.

2.3                               Property Value.  The parties agree that the total value of the Properties to be held directly or indirectly by the Partnership at Closing (without taking into account any debt, including any New Mortgage Debt or Assumed Mortgage Debt, or any adjustments to the Purchase Price hereunder) is equal to (x) $1,625,000,000, plus (y) the Block M Scottsdale Phase III Development Costs, plus (z) if Retail Block K is owned by SDQ III Retail, LLC at Closing in accordance with Section 2.5.4, the Retail Block K Purchase Price (such sum, the “Primary Property Value”), with the amount described in clause (y) being allocated to Block M, the amount described in clause (z), if any, being allocated to Retail Block K (if Retail Block K is owned by SDQ III Retail, LLC at Closing) and the amount described in clause (x) being further allocated among the Properties to be held directly or indirectly by the Partnership at Closing (other than Block M and Retail Block K) as set forth on Schedule 2.3 (the “Allocation” and the amount of such total value so allocated to a Property, the “Property Value” of such Property).  For tax purposes, the Allocation shall be adjusted, as appropriate, to take into account any adjustments to the Purchase Price hereunder (with any such adjustment that relates to a particular Property or Properties being allocated to such Property or Properties).  Each of WPG, Seller and Primary Purchaser shall (and shall cause their Affiliates to) prepare all tax returns in a manner consistent with the Allocation and, except to the extent required pursuant to a determination within the meaning of Section 1313(a) of the Code, shall not (and shall cause their Affiliates not to) take any position inconsistent therewith on any tax return, in connection with any tax proceeding or otherwise.  This Section 2.3 shall survive the Closing indefinitely.

2.4                               Post-Closing Adjustment.  Notwithstanding anything set forth in the Agreement to the contrary:

2.4.1                     Seller, WPG and Primary Purchaser acknowledge that the Primary Property Value includes the value of those prospective leases/expansions set forth on Schedule 2.4 attached hereto (the “Prospective Leases”).  Seller shall be solely responsible for all Leasing Costs relating to the Prospective Leases, or any Replacement Lease, and none of such costs shall be borne by any Partnership Entity or Purchasers.

2.4.2                     In the event that any tenant under a Prospective Lease, or under a Replacement Lease relating thereto, has not commenced paying rent by the date that is 90 days after the applicable open date set forth on Schedule 2.4 attached hereto or is in monetary or material non-monetary default under such Prospective Lease on such date, then (x) if the tenant under such Prospective Lease commences paying rent within and is not otherwise in monetary or material non-monetary default on the date that is 180 days after the applicable open date set forth on Schedule 2.4 hereto, Primary Purchaser shall receive a rent credit equal to the gross rent (as set forth on Schedule 2.4 attached hereto) of the tenant under such Prospective Lease for the period between 90 and 180 days after the applicable open date set forth on Schedule 2.4 attached hereto or (y) if the tenant under such Prospective Lease has not commenced paying rent within

180 days after the applicable open date set forth on Schedule 2.4 hereto and has not opened for business within 270 days after the applicable open date set forth on Schedule 2.4 hereto or is otherwise in monetary or material non-monetary default on such latter date, the Primary Property Value shall be reduced post-Closing from time to time by an amount equal to (A) the “Annual Gross Rent” that was anticipated to be received under such Prospective Lease (as set forth on Schedule 2.4 attached hereto), divided by (B) a cap rate of, in the case of Prospective Leases at the Mall at Johnson City, 7.5% or, in the case of all other Prospective Leases, 5.11%, and Seller shall pay to Primary Purchaser 49% of such amount as an adjustment to the Purchase Price.  No such adjustment shall affect Primary Purchaser’s and WPG’s Percentage Interests.  Each such adjustment and payment under clause (x) shall occur within 190 days after the applicable open date set forth on Schedule 2.4 attached hereto or under clause (y) shall occur within 280 days after the applicable open date set forth on Schedule 2.4 attached hereto.

2.4.3                     WPG shall have the right to replace any Prospective Lease with a replacement lease (each, a “Replacement Lease”), provided that any Replacement Lease shall be on comparable economic terms as, and with a tenant of comparable quality as under, the applicable Prospective Lease, shall be consistent with the lease plan for the applicable Property and shall be subject to the approval of Primary Purchaser (not to be unreasonably withheld or delayed).

2.4.4                     This Section 2.4 shall survive the Closing until September 1, 2017.

2.5                               Certain Entity and REIT Actions.

2.5.1                     In each case, unless doing so would reasonably be expected to have a Seller MAE:

(a)                                 Seller and WPG shall take, and cause their affiliates to take, all actions that are necessary so that, prior to Closing, the structure set forth in Article I and on the Structure Chart has been implemented.

(b)                                 WPG and Seller shall cause each WPG-OC REIT to make a “check the box” election to be treated as a corporation for U.S. federal income tax purposes, which election shall be effective after the WPG-OC REITs own the Properties as described in Section 1.3 and as set forth on the Structure Chart but prior to the Closing Date, such elections to be in form and substance reasonably acceptable to Primary Purchaser, and, at or prior to the Closing, Seller shall deliver to Primary Purchaser evidence that such elections have been so made (which evidence may be in the form of copies of such elections, together with copies of proof of mailing to the Internal Revenue Service).  For the avoidance of doubt, WPG and Seller shall not be required under this Section 2.5.1(b) or otherwise to mail (or cause to be mailed) such elections to the Internal Revenue Service prior to the Closing Date.

2.5.2                     For U.S. federal income tax purposes and if Closing occurs, Seller, WPG and Primary Purchaser shall treat the deemed contributions of the Properties to the WPG-OC REITs that result from the elections described in Section 2.5.1(b) as taxable transactions for U.S. federal income tax purposes (and not as tax-free contributions to capital under Section 351 of the Code).  For U.S. federal income tax purposes, Seller, WPG, Seller II, WPG II and Parallel

Purchaser shall treat each Parallel Sale as a taxable transaction for U.S. federal income tax purposes.

2.5.3                     WPG and Seller shall use commercially reasonable efforts to, to the extent it is reasonably practicable to do so prior to Closing, effectuate the purchase of Retail Block K by SDQ III Retail, LLC from Scottsdale JV in accordance with the Retail Condo PSA.  If such purchase is not complete at or prior to Closing and Closing occurs, SDQ III Retail, LLC shall purchase Retail Block K from Scottsdale JV following Closing, in accordance with the terms and subject to the conditions set forth in the Retail Condo PSA, in which case, prior to the time of the closing of such purchase, WPG shall contribute 51%, and Primary Purchaser shall contribute 49%, of the Retail Block K Purchase Price to the Partnership, and the Partnership shall further contribute such Retail Block K Purchase Price to Scottsdale Quarter REIT II, LLC, and Scottsdale Quarter REIT II, LLC shall further contribute such Retail Block K Purchase Price to SDQ III Fee, LLC, so that SDQ III Fee, LLC shall have the funds necessary to complete the purchase of Retail Block K and otherwise satisfy its obligations pursuant to the Retail Condo PSA.  If Closing occurs, each of WPG and Primary Purchaser agree to cooperate with one another and to take such actions as reasonably necessary to effectuate such purchase of Retail Block K.

2.5.4                     Seller and WPG shall use commercially reasonable efforts to (a) obtain such consents as may be necessary or appropriate so that the membership interests in Glimcher MJC, LLC may be owned directly by Johnson City REIT (and not indirectly through Johnson City Venture, LLC and Glimcher Johnson City, LLC), in which case, Johnson City Venture, LLC and Glimcher Johnson City, LLC shall not be transferred to Johnson City REIT and shall not be Partnership Entities, (b) take such actions as reasonably necessary so that the membership interests in SDQ Fee, LLC and Kierland Crossing, LLC may be owned directly by Scottsdale REIT I (and not indirectly through SDQ Fee Holdings, LLC and Glimcher Kierland Crossing, LLC), in which case, SDQ Fee Holdings, LLC and Glimcher Kierland Crossing, LLC shall not be transferred to Scottsdale REIT I and shall not be Partnership Entities, and (c) take such actions as reasonably necessary so that that certain First Amended and Restated Ground Lease identified on Exhibit M by and between SDQ Fee, LLC and Kierland Crossing, LLC is terminated in its entirety (provided that the same does not have any adverse effect on the Property owned by SDQ Fee, LLC and Kierland Crossing, LLC), without any continuing obligations on the part of SDQ Fee, LLC, in which case, Kierland Crossing, LLC shall not be transferred to Scottsdale REIT I and shall not be a Partnership Entity.  Seller and WPG shall cause the Johnson City Development Parcels to be owned at Closing by the to-be-formed entity referred to in Section 1.3.1(a)(i)(y), and shall endeavor to transfer the Johnson City Development Parcels in a manner designed, to the extent legally possible and commercially reasonable, to minimize any associated transfer taxes.

2.5.5                     Each of the Purchasers acknowledges that Parcel Z, owned as of the Effective Date by Polaris Mall, LLC, a Delaware limited liability company, is excluded from the Property, no Partnership Entity or Parallel Partnership Entity shall own Parcel Z at Closing, and Polaris Mall, LLC shall not be not a Partnership Entity or Parallel Partnership Entity.

2.5.6                     Either WPG or Primary Purchaser may propose changes to the structure set forth in Article I and the Structure Chart and such changes are not effective unless the other consents thereto in writing (which consent may not be unreasonably withheld).  It is agreed that no party may reasonably object to any modification that does not adversely affect it or its direct or indirect partners, members or shareholders, and that no objection to any modification that does adversely affect it or its direct or indirect partners, members or shareholders, shall be deemed unreasonable.

2.5.7                     This Section 2.5 shall survive Closing indefinitely.

2.6                               Deposit.  On the date hereof, Primary Purchaser shall deliver to Escrow Agent the sum of $50,000,000 (the “Deposit”) in cash by wire transfer of immediately available funds, to be held and disbursed pursuant to the terms of this Agreement.  Parallel Purchaser shall not be required to make any earnest money deposit.

2.7                               Investment.  Following the collection of the Deposit, Escrow Agent shall, at the direction of Primary Purchaser, invest the Deposit in:

(a)                                 obligations of the United States government, its agencies or independent departments;

(b)                                 certificates of deposit issued by a banking institution reasonably approved by Seller and Primary Purchaser; or

(c)                                  an interest-bearing account of a banking institution reasonably approved by Seller and Primary Purchaser.

No investment of the Deposit shall have a maturity date beyond the Closing Date.

2.8                               Interest on the Deposit.  Any interest earned on the Deposit shall be credited and delivered to Primary Purchaser unless the Deposit is paid to Seller pursuant to Section 9.3, in which case such interest shall be paid to Seller.

ARTICLE 3

CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1                               Conditions to Purchasers’ Obligation to Close.  Each Purchaser’s obligation to close is expressly conditioned upon each of the following, except to the extent waived by Purchasers in writing:

3.1.1                     Performance by WPG Parties.  Performance in all material respects of the obligations and covenants of the WPG Parties hereunder.

3.1.2                     Title Insurance.  With respect to each Property, at the applicable Purchaser’s sole cost (subject to Sections 7.4 and 7.6), delivery at the Closing of a standard 2006 form of an American Land Title Association partner policy of title insurance, or a final marked up title commitment signed and dated by the Title Company representing same which shall be conditioned only on paying the premium therefor (individually, a “Title Policy” and collectively, the “Title Policies”), dated as of the Closing Date, with liability in the amount requested by the applicable Purchaser (but not greater than the Property Value for such Property immediately following Closing), issued by Fidelity National Title Insurance Company (“Fidelity Title”) (with, at Primary Purchaser’s election, co-insurance for 50% of the total policy amount to be provided by such other title insurance company as shall be selected by Primary Purchaser, subject to Seller’s reasonable approval, and provided that WPG or Seller shall not be required to take any actions or provide any assurances (including, without limitation, with respect to the affidavits set forth pursuant to Section 4.2.2(d) hereof) beyond those required by Fidelity Title), insuring the applicable Purchaser’s indirect interest in such Real Property, subject only to the following (collectively, the “Permitted Encumbrances”) applicable to such Real Property:

(i)                                     Non-delinquent real property taxes and all assessments and unpaid installments thereof that are not delinquent.

(ii)                                  The Leases and Specialty Leases, including any Leases and Specialty Leases executed in accordance with this Agreement after the Effective Date, and the rights of the tenants thereunder.

(iii)                               The reciprocal easement and operating agreements affecting such Property and any supplement or other ancillary agreements relating thereto, in each case as enumerated on Exhibit G (individually, an “REA” and collectively, the “REAs”), and the rights of the parties, other than the Property Owners, thereunder (individually, an “REA Party” and collectively, the “REA Parties”).

(iv)                              Any other lien, encumbrance, easement or other exception or matter voluntarily imposed, or consented to in writing, by such Purchaser prior to or as of the Closing.

(v)                                 Any matters disclosed in the title insurance commitments (the “Title Commitments”) identified on Exhibit L, except for the monetary liens listed out or otherwise specifically referenced on such Exhibit L under the category “Unpermitted Exceptions/Requirements”, as to which monetary liens Seller shall cause the Title Company to insure over or otherwise omit as an exception to the applicable Title Policy.

(vi)                              The Assumed Mortgage Debt Loan Documents and New Mortgage Debt Loan Documents pertaining to such Real Property.

(vii)                           Any other matter affecting title or survey first disclosed to Purchasers after execution of this Agreement (it being agreed that any matters disclosed on previous loan policies or owner’s policies delivered to Purchasers, which were not disclosed on the Title Commitments, shall, without limitation, be deemed to have first been disclosed after execution of this Agreement) to which the applicable Purchaser does not object within five (5) business days after receiving written notice thereof from Seller, WPG or the Title Company (or as to which matter the Title Company agrees to omit or insure over); provided that the applicable Purchaser agrees not to object to matters that do not materially adversely affect either (a) the operation of the subject Property Group as currently operated, or (b) the fair market value of such Property Group.  Notwithstanding the foregoing, any matter which can be cured by the payment of money shall not be a Permitted Encumbrance under this clause (vii) and shall be removed by Seller at Seller’s sole cost at or prior to Closing.

The Title Policies shall include, at Purchasers’ sole cost, such title insurance endorsements, including non-imputation endorsements (if available in the applicable jurisdiction), as Purchasers may reasonably request, and which shall be in such form as Purchasers may reasonably request and which are available in the applicable jurisdiction; provided that (i) none of Primary Purchaser, Parallel Purchaser or their respective affiliates has taken any action, or failed to take any action required of Purchasers, that would cause the Title Company to refuse to issue such endorsements in such form, and (ii) the same does not result in any new or additional (including without limitation in respect of the caps, baskets and survival periods herein) obligation, covenant, representation or warranty of the Seller Parties under this Agreement beyond those expressly set forth in this Agreement.  For purposes of this Agreement, no action by the WPG Parties, any Partnership Entity, any Parallel Partnership Entity or any of their affiliates prior to the Closing shall be an action of Purchasers or any affiliate of Purchasers.

3.1.3                     Accuracy of Representations and Warranties.  The (a) representations and warranties of the WPG Parties set forth in Sections 11.1.1, 11.1.2, 11.1.12(a), 11.1.13, 11.1.14 and 11.1.22 (the “Seller Specified Reps”) (as modified by acts of the WPG Parties, the Partnership Entities and the Parallel Partnership Entities expressly permitted to be taken pursuant to this Agreement) being true and correct in all respects other than any immaterial inaccuracies as of the Closing as if remade as of the Closing Date (other than any representations or warranties made as of a specified date, which shall be made only as of such specified date) and (b) other representations and warranties by the WPG Parties in Section 11.1 (as modified by acts of the WPG Parties, the Partnership Entities and the Parallel Partnership Entities expressly permitted to be taken pursuant to this Agreement) (disregarding any “materiality” or Property Material Adverse Effect qualifiers) being true and correct in all respects as of the Closing as if remade as of the Closing Date (other than any representations or warranties made as of a specified date, which shall be made only as of such specified date), except for any failure of the representations and warranties referenced in this clause (b) to be so true and correct as would not reasonably be expected to have a Property Material Adverse Effect.  Notwithstanding the foregoing, no representation or warranty of the WPG Parties contained in this Agreement shall be deemed to be not true and correct solely as a result of any condemnation, destruction, damage or other casualty with respect to any Real Property or Real Properties, or any portion thereof, in which case Article 12 shall govern and set forth Purchasers’ sole and exclusive rights and remedies with respect thereto, and the representations and warranties of the WPG Parties shall be read without respect to any Excluded Property and the related Property Owner and WPG-OC REIT and Partnership Entity or Parallel Partnership Entity and without respect to such condemnation, destruction, damage or other casualty and shall be of no further force and effect in respect of any Excluded Properties and the related Property Owner and WPG-OC REIT and Partnership Entity or Parallel Partnership Entity for all purposes of this Agreement, including without limitation for purposes of Section 11.4.1.  Each Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of WPG by an executive officer of WPG, stating that the condition specified in this Section 3.1.3 has been satisfied, which shall update Schedule 11.1.11 (provided that no such update shall affect whether the closing condition set forth in this Section 3.1.3 is met).

3.1.4                     No Injunctions, Restraints or Challenges.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect or threatened in writing.

3.1.5                     New Mortgage Debt.  The closing of all New Mortgage Debt and the advance of the entire principal amount of the New Mortgage Debt shall occur before or simultaneously with the Closing.

3.1.6                     Assumed Mortgage Debt.  Each of the lenders for each Property in at least three (3) Property Groups with respect to the Assumed Mortgage Debt, to the extent the documents with respect to the Assumed Mortgage Debt provide such lenders with a consent right to the Sale, shall have issued a Lender Consent.  The outstanding principal amounts of the Assumed Mortgage Debt (other than any Assumed Mortgage Debt with respect to Excluded Properties) shall be as set forth on Schedule 11.1.20-2 in all material respects, subject to regularly scheduled installment payments of principal and interest made in accordance with this Agreement from and after the Effective Date.

3.1.7                     Structure.  The structure described in Article I and set forth on the Structure Chart (as modified pursuant to Sections 2.5.3, 2.5.4 and 2.5.6) shall have been implemented and, if the Closing were consummated, such structure would not have a Purchaser MAE.

3.1.8                     Other Consents.  All other consents to the Sale or the Parallel Sales, if any, required from any third parties pursuant to any agreements between such third party and the WPG Parties, any Partnership Entity, any Parallel Partnership Entity or any affiliate thereof shall have been obtained and delivered to Purchasers (other than with respect to Crescent Partner, the mortgage lender to the Scottsdale JV or the ground lessor with respect to the Property leased by Pearlridge Property Owner, which consents are addressed in Section 13.13 or Section 13.10.2, as applicable), in each case except where the failure to obtain consent would not cause a Property Material Adverse Effect.

3.2                               Conditions to the WPG Parties’ Obligations to Close.  Each WPG Party’s obligation to close is expressly conditioned upon each of the following, except to the extent waived by the WPG Parties in writing:

3.2.1                     Performance by Purchasers.  Performance in all material respects of the obligations and covenants of Purchasers hereunder.

3.2.2                     Accuracy of Representations and Warranties.  The representations and warranties of Purchasers set forth in Sections 11.2.1, 11.2.2 and 11.2.7 (the “Purchaser Specified Reps”) (as modified by any acts of Purchasers expressly permitted to be taken pursuant to the terms of this Agreement) being true and correct in all respects other than any immaterial inaccuracies as of the Closing as if remade as of the Closing Date (other than any representations or warranties made as of a specified date, which shall be made only as of such specified date), and the other representations and warranties of Purchasers in Section 11.2 (as modified by any acts of Purchasers expressly permitted to be taken pursuant to the terms of this Agreement)

(disregarding any materiality qualifiers) being true and correct in all respects as of the Closing as if remade as of the Closing Date (other than any representations or warranties made as of a specified date, which shall be made only as of such specified date), except for any failure to be so true and correct as would not reasonably be expected to have a material adverse effect on the ability of Purchasers to timely consummate the transactions contemplated hereby.  Each WPG Party shall have received a certificate, dated as of the Closing Date and signed on behalf of each of Primary Purchaser and Parallel Purchaser, stating that the condition specified in this Section 3.2.2 has been satisfied.

3.2.3                     No Injunctions, Restraints or Challenges.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect or threatened in writing.

3.2.4                     New Mortgage Debt. The closing of all New Mortgage Debt shall be occurring substantially simultaneously.

3.2.5                     Assumed Mortgage Debt.  Each of the lenders with respect to the Assumed Mortgage Debt, to the extent the documents with respect to the Assumed Mortgage Debt provide such lenders with a consent right to the Sale, shall have issued a consent to the Sale.

3.2.6                     Structure.  If the Closing were consummated, the implementation of the structure described in Article I and set forth on the Structure Chart (as modified pursuant to Sections 2.5.3, 2.5.4 and 2.5.6) would not have a Seller MAE.

ARTICLE 4

DELIVERIES TO ESCROW AGENT

4.1                               Purchasers’ Deliveries.  The applicable Purchaser, shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.1.1                     Equity Transfer Deliveries.

(a)                                 Assignment of Sale Interest.  Two (2) counterparts of the Assignment and Assumption of Sale Interest in the form of Exhibit C-1, duly executed by Primary Purchaser.

(b)                                 Assignments of Parallel Sale Interests.  Two (2) counterparts of the Assignment and Assumption of Parallel Sale Interest for the Parallel Sale Interest in the form of Exhibit C-2, duly executed by Parallel Purchaser, and two (2) counterparts of the Assignment and Assumption of Parallel Sale Interest for the Parallel Sale Interest II in the form of Exhibit C-2, duly executed by Parallel Purchaser.

(c)                                  Amended Agreement.  Two (2) counterparts of the Amended Agreement duly executed by Primary Purchaser.

(d)                                 Amended Parallel Agreements.  Two (2) counterparts of each of the Amended Parallel Agreement and Amended Parallel Agreement II duly executed by Parallel Purchaser.

4.1.2                     General Deliveries.

(a)                                 Transfer Declarations.  Based on the Property Value for each Property, copies of state, county and local transfer declarations, as applicable, with respect to the transfer of the Sale Interest or Parallel Sale Interests, to the extent required by law, duly executed by Primary Purchaser or Parallel Purchaser, respectively, as required.

(b)                                 Filings.  Evidence reasonably satisfactory to WPG that the applicable Purchaser or an affiliate thereof have made all filings necessary, if any, by such Person under Applicable Law for the transactions set forth herein to be consummated (except in the case of any such filings that can only be made post-Closing, in which event the applicable Purchaser shall immediately cause the same to be filed post-Closing and shall provide WPG with reasonable and customary evidence thereof).

(c)                                  Additional Documents.  Such other documents and instruments as may be reasonably required by Seller or the Title Company in order to consummate the transactions contemplated by this Agreement (provided that the same does not result in any new or additional (including without limitation in respect of the caps, baskets and survival periods herein) obligation, covenant, representation or warranty of Purchasers under this Agreement beyond those expressly set forth in this Agreement).

(d)                                 Certificate Regarding Representations and Warranties.  The certificate contemplated by Section 3.2.2.

(e)                                  Closing Statements.  Settlement statements reflecting, among other things, the prorations and adjustments required under Article 7 and the deposits and disbursements to be made pursuant hereto (together, the “Closing Statement”), the initial draft of which shall be prepared by Seller and delivered to Purchasers for their review and approval not less than five (5) business days prior to Closing.

4.1.3                     Deposit of Funds.  All funds required to be paid by such Purchaser hereunder at the Closing Date, including without limitation the Purchase Price, s adjusted pursuant to the terms of this Agreement, the Parallel Purchase Price and the Parallel Purchase Price II.

4.2                               The WPG Parties’ Deliveries.  The applicable WPG Party shall, at or before the Closing, deliver or cause to be delivered (or cause the relevant Partnership Entity or Parallel Partnership Entity to deliver, as applicable) to Escrow Agent each of the following:

4.2.1                     Equity Transfer Deliveries.

(a)                                 Assignment of Sale Interest.  Two (2) counterparts of the Assignment and Assumption of Sale Interest in the form of Exhibit C-1, duly executed by Seller.

(b)                                 Assignment of Parallel Sale Interests.  Two (2) counterparts of the Assignment and Assumption of Parallel Sale Interest in the form of Exhibit C-2, duly executed by Seller, and two (2) counterparts of the Assignment and Assumption of Parallel Sale Interest for the Parallel Sale Interest II in the form of Exhibit C-2, duly executed by Seller II.

(c)                                  Amended Agreement.  Two (2) counterparts of the Amended Agreement duly executed by WPG.

(d)                                 Amended Parallel Agreements.  Two (2) counterparts of the Amended Parallel Agreement duly executed by WPG and of the Amended Parallel Agreement II duly executed by WPG II.

4.2.2                     General Deliveries.

(a)                                 FIRPTA Certificate.  With respect to Seller, a copy of a certificate in the form of Exhibit H, with respect to the Foreign Investment in Real Property Tax Act, duly executed by Seller.

(b)                                 Transfer Declarations.  Based on the Property Value for each Property, copies of state, county and local transfer declarations, as applicable, with respect to the transfer of the Sale Interest or Parallel Sale Interests, to the extent required by law, duly executed by Seller or Seller II, as required.

(c)                                  Filings.  Evidence reasonably satisfactory to Purchasers that a WPG Party or an affiliate thereof has made all filings necessary, if any, by such Person under Applicable Law for the transactions set forth herein to be consummated (except in the case of any such filings that can only be made post-Closing, in which event WPG shall immediately cause the same to be filed post-Closing and shall provide the applicable Purchaser with reasonable and customary evidence thereof).

(d)                                 Title Affidavit.  To be delivered to the Title Companies, for each Property, (i) a title affidavit, (ii) a non-imputation affidavit reasonably required by Fidelity Title in order to issue a non-imputation endorsement to Purchasers on each Title Policy (to the extent such an endorsement is available in the applicable jurisdiction), (iii) a gap affidavit, and (iv) an undertaking affidavit as to monetary liens, each of items (i)-(iv) in the form attached at Exhibit K (with such modifications to the affidavits as may be necessary to accurately reflect any facts stated therein).

(e)                                  Closing Statement.  The Closing Statement.

(f)                                   Updated Certified Rent Roll.  A certified rent roll for each of the Properties in the form attached hereto as Schedule 11.1.6(a), dated not more than five (5) days prior to Closing.

(g)                                  Additional Documents.  Such other documents and instruments as may be reasonably required by Purchaser or any Title Company in order to consummate the transactions contemplated by this Agreement (provided that the same does not result in any new or additional (including without limitation in respect of the caps, baskets and survival periods herein) obligation, covenant, representation or warranty of any WPG Party under this Agreement beyond those expressly set forth in this Agreement).

4.2.3                     Additional Deliveries.

(a)                                 Property Management Agreements.  For each Property, two (2) originals of a property management agreement (individually, a “Property Management Agreement” and collectively, the “Property Management Agreements”), reflecting the terms set forth on Exhibit E and otherwise in form and substance reasonably satisfactory to WPG or WPG II, as applicable, and the applicable Purchaser, duly executed by the applicable Property Owner and by Washington Prime Management Associates, Inc., or such other entity mutually agreed to by WPG or WPG II and the applicable lender of the Property, as property manager.

(b)                                 Manager Termination.  For each Property, written evidence of the termination of the existing property management agreement with respect to such Property and the release by the manager thereunder of all claims against the applicable Property Owner (the “Manager Terminations”).

(c)                                  New Mortgage Debt.  All loan documents evidencing and securing the New Mortgage Debt, duly executed by each of the applicable Property Owners and, to the extent any of the same are a party thereto, WPG and any affiliates of WPG, in the form approved by Seller and Primary Purchaser as provided in Section 13.8.

(d)                                 Assumed Mortgage Debt.  All documents required by any lender in connection with issuing the Lender Consent under any of the Assumed Mortgage Debt Loan Documents, duly executed by each of the applicable Property Owners and, to the extent any of the same are a party thereto, WPG and any affiliates of WPG, in the form approved by Seller and Primary Purchaser (which approval shall not be unreasonably withheld), and the Lender Consents.

(e)                                  WPG-OC REIT Operating Amendments.  Two (2) counterparts of an Amended and Restated Limited Liability Company Agreement of each WPG-OC REIT, duly executed by the Partnership, each in the form attached hereto as Exhibit N (the “WPG-OC REIT Operating Amendments”).

(f)                                   Organizational Document Amendments.  Two (2) counterparts of each of the amendments to the organizational documents of the Partnership Entities and the Parallel Partnership Entities (but not the Scottsdale JV) listed on Schedule 4.2.3(f) (collectively, the “Partnership Entity Organizational Amendments”) duly executed by the applicable entities in the form approved by Seller or Seller II and the applicable Purchaser (which approval shall not be unreasonably withheld).

(g)                                  Certificate Regarding Representations and Warranties.  The certificate contemplated by Section 3.1.3.

4.2.4                     Deposit of Funds.  All funds, if any, required to be paid by Seller or Seller II hereunder at the Closing Date.

ARTICLE 5

INVESTIGATION OF PROPERTIES

5.1                               No Diligence Period.  Each Purchaser has completed all of its due diligence investigations, including, without limitation, all physical inspections of the Properties, prior to the Effective Date.  Except as expressly set forth in this Agreement, Purchasers shall not have the right to terminate this Agreement.

5.2                               Delivery of Documents.  The parties acknowledge that, on or prior to the Effective Date, Seller and WPG have delivered, caused to be delivered, or made available, to Purchasers the following:

5.2.1                     Title Commitments.  For each Property, a Title Commitment issued by Fidelity Title within sixty (60) days of the Effective Date, together with legible copies of all available documents referred to as exceptions therein.

5.2.2                     Survey.  For each Property, a copy of the most current survey in any Seller Party’s possession or control of the applicable Real Property prepared by a licensed surveyor (individually, an “Existing Survey” and collectively, the “Existing Surveys”).

5.2.3                     Environmental Audits and Other Reports:  For each Property, existing Phase I reports, property condition reports and property zoning reports in any Seller Party’s possession or control.

5.2.4                     Other Documents.  Those other documents and reports set forth on Schedule 5.2.4 attached hereto, to the extent they are in any Seller Party’s possession or control.

5.3                               No Communication with Tenants or REA Parties.  Except in connection with matters unrelated to the transactions contemplated hereby, none of Primary Purchaser, Parallel Purchaser, their respective affiliates or any of their respective constituent partners, representatives, agents or designees shall communicate with any tenants at the Properties or any REA Party without the prior written approval of WPG, which approval shall not be unreasonably withheld, conditioned or delayed.

5.4                               No Obligation to Cure.  Except as otherwise set forth in this Agreement, nothing contained in this Agreement or otherwise shall require any WPG Party to render the applicable Property Owner’s title marketable or to remove or correct any exception or matter disapproved by Purchaser or to spend any money or incur any expense in order to do so.  Notwithstanding the foregoing, the WPG Parties agree to (a) deliver to the Title Companies the documents described on Exhibit K in connection with the issuance of the Title Policies and (b) use commercially reasonable efforts to cure (whether by causing the Title Companies to remove the same from the applicable Title Policy or to insure over the same in a manner reasonably acceptable to the applicable Purchaser) any exception or matter created by the applicable Property Owner that constitutes an encumbrance of any monetary nature, including without limitation mortgage liens (other than the Assumed Mortgage Debt), other liens and judgments.  For the avoidance of doubt, “commercially reasonable efforts” in the foregoing sentence includes (i) the payment of monies in the amount of such encumbrance (together with any additional reasonable amount the

Title Companies may require to address interest and penalties thereon), to the extent Seller is not disputing the existence or amount of any such encumbrance, and (ii) in the event Seller is disputing the existence or amount of any such encumbrance, depositing up to 150% of the amount thereof in escrow with the Title Companies pending the resolution of such dispute or taking such other commercially reasonable efforts as the Title Companies may reasonably request.  Nothing in this Section 5.4 affects any condition to the obligation of Purchasers to close or any obligation of any WPG Party expressly contained in this Agreement.

ARTICLE 6

THE CLOSING

6.1                               Date and Manner of Closing.  Subject to the satisfaction or waiver of the conditions to closing contained in this Agreement, the transactions contemplated hereby shall be completed, and Escrow Agent shall close the escrow (the “Closing”), on the later of (a) May 1, 2015, or (b) the fifth (5th) business day following the date on which all of the conditions set forth in Article III (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other place, time or date as may be mutually agreed upon in writing by WPG and Primary Purchaser (the “Closing Date”).

6.2                               Extension for Convenience.  Upon at least five (5) business days’ notice prior to the then scheduled Closing Date, WPG and Primary Purchaser shall each have the one-time right to extend the Closing, for any reason and for no additional consideration, to a date not later than five (5) business days after the then scheduled Closing Date, time being of the essence.  Notwithstanding anything to the contrary herein, the extension option under this Section 6.2 shall be in addition to the extension option set forth in Section 13.6.

ARTICLE 7

ADJUSTMENTS, FEES AND COSTS

7.1                               Adjustments.

(a)                                 Initial Allocation of Net Current Assets.  Seller and Primary Purchaser acknowledge and agree that the current assets of a Partnership Entity allocable to any period, or accrued, prior to the Closing Date (the “Current Assets”) are credited and accrue to Seller and that the current liabilities of such Partnership Entity allocable to any period, or accrued or incurred, prior to the Closing Date (the “Current Liabilities”) are deemed to be the obligation of Seller.  Seller and Primary Purchaser acknowledge that Current Assets and Current Liabilities of a Partnership Entity consist only of cash items or require cash settlement and do not consist of non-cash items, such as straight line rent adjustments and deferred financing costs.  For purposes of this Section 7.1, the excess of Current Assets over the Current Liabilities, after making the adjustments described below, shall constitute the “Net Current Assets” of a Partnership Entity (which may be negative if Current Liabilities and other downward adjustments provided for herein of, or with respect to, such Partnership Entity exceed Current Assets and other upward adjustments provided for herein of, or with respect to, such Partnership

Entity).  At least five (5) business days prior to the Closing Date, Seller shall, in good faith and in consultation with Primary Purchaser, prepare and deliver to Purchaser a statement (each, a “Preliminary Net Current Assets Statement”) that shall set forth an estimate of Net Current Assets of each Partnership Entity as of the day before the Closing Date (the “Proration Date”), together with supporting documentation.  With respect to each Partnership Entity, the Preliminary Net Current Assets Statement and the Final Net Current Assets Statement shall be prepared in accordance with this Section 7.1 and, except as otherwise provided herein, in accordance with GAAP.

(i)             Expenses and Current Liabilities.  (A) All items that are considered expenses under GAAP, including real estate and personal property taxes, utilities, insurance premiums, maintenance costs and other operating expenses, and are allocable to periods, or accrued or incurred, on or prior to the Proration Date but are unpaid as of the Proration Date and (B) all items that are considered current liabilities under GAAP, including (1) unapplied cash security deposits and all interest thereon, if any, paid under Leases that are payable to the tenants thereunder pursuant to applicable law or the terms of any such Lease and (2) prepaid rent, will be deducted in calculating the Net Current Assets (subject to the provisions below regarding intercompany payables).  Any such expenses that have been prepaid on or prior to the Proration Date that are allocable to a period after the Proration Date will be included in the Net Current Assets.  Any such expense that is allocable to a period both before and after the Proration Date will be allocated ratably on a per diem basis for the period to which it applies.

(ii)          Rent and Other Receipts.  All rent payable (subject to subsection (iii) below) pursuant to the Leases and all other receivables of a Partnership Entity that, in either case are allocable to periods, or accrued, on or prior to the Proration Date and have not been paid to such Partnership Entity prior to the Proration Date, will be considered Current Assets of such Partnership Entity, subject to an adjustment for bad debt and subject to the provisions below regarding intercompany receivables.  Rents received after the Proration Date with respect to a Lease shall be applied (after deducting all costs of collection) first to amounts due and payable with respect to such Lease for the month in which the Proration Date occurs, then to amounts due and payable with respect to such Lease for the months occurring after the month in which the Proration Date occurred, and thereafter to amounts due and payable with respect to such Lease for all months prior to the month in which the Proration Date occurred.  Amounts due and payable as of the Proration Date by tenants under Leases for utility costs and real estate tax expenses, including specifically tenant contributions for unbilled real estate taxes that are to be paid after the Proration Date, will be considered Current Assets of a Partnership Entity but will be allocated ratably over the period to which they apply on a per diem basis for the expenses to which they apply.  Notwithstanding anything to the contrary contained herein, if there are any rents payable by tenants under Leases or amounts payable by tenants under Leases for utility costs and real estate tax expenses that are included in Net Current Assets for purposes of preparing a Preliminary Net Current Assets Statement, and such rents or other amounts have not been paid by such tenants by the date of the related Final Net Current Assets Statement, then such amounts so included for purposes of preparing such Preliminary Net Current Assets Statement shall be deducted from Net Current Assets for purposes of preparing the related Final Net Current

Assets Statement.  Notwithstanding anything to the contrary contained herein, to the extent rent or any other receivable included as a Current Asset at the time of Closing is subsequently excluded as a Current Asset at the time of the final adjustment in accordance with Section 7.1(c), Seller shall have the right, without Purchaser’s prior approval, at Seller’s sole cost and expense, to commence a legal action against a tenant or take any other actions to collect any such amounts due to a Property Owner accrued prior to the Closing so long as such action does not seek a termination of such tenant’s Lease or eviction of such tenant.

(iii)                               Percentage Rent.  The Net Current Assets at Closing shall include Seller’s estimate of the amounts due from tenants owing percentage rent through the Proration Date, if any, as recorded under GAAP, which will include only percentage rents earned through the Proration Date, not an estimate of any percentage rents that may come due or accrue after the Proration Date.  For the final adjustments to be completed in accordance with Section 7.1(c), the Net Current Assets will be adjusted to exclude the amount included in the Preliminary Net Current Assets Statement and include a pro rata portion of percentage rents paid by tenants under Leases in existence prior to the Proration Date and allocable to the lease year which began before the Proration Date and ends after the Proration Date, with the pro rata portion being equal to the product of (A) the amount of such percentage rent received from such tenant, and (B) a fraction, the numerator of which is the number of days in such lease year prior to and including the Proration Date and the denominator of which is 365.

(iv)                              Intercompany Payables and Receivables.  All intercompany payables owing by any of the Partnership Entities to Seller or any of its affiliates, and all intercompany receivables owing by Seller or any of its affiliates to any Partnership Entities, shall be eliminated by Seller prior to Closing at no cost to the Partnership Entities.

(v)                                 Proceeds of Condemnation, Casualty, Etc.  Net Current Assets shall not include (A) the proceeds from the condemnation, casualty, conversion or other disposition occurring after the Effective Date of any Property or portion thereof or the termination of any Lease after the Effective Date (and such cash shall be held by the applicable Property Owner at Closing) or (B) the proceeds of the New Mortgage Debt.

(b)                                 Closing Adjustment.  After delivery of a Preliminary Net Current Assets Statement, but prior to the Closing, the Net Current Assets shall be preliminarily settled as follows:

(i)                                     Seller’s Positive NCA Value.  In the event that the calculation of Net Current Assets is positive (it being understood that the Net Current Assets of each Partnership Entity will be netted in making such calculation) (the “Seller’s Positive NCA Value”), then Primary Purchaser shall pay to Seller 49% of the Seller’s Positive NCA Value at Closing, which shall be treated as an adjustment to the Purchase Price.

(ii)                                  Seller’s Negative NCA Value.  In the event that the

calculation of Net Current Assets yields a negative number (it being understood that the Net Current Assets of each Partnership Entity will be netted in making such determination) (the “Seller’s Negative NCA Value”), then Seller shall pay to Primary Purchaser 49% of the Seller’s Negative NCA Value at Closing, which shall be treated as an adjustment to the Purchase Price.

(c)                                  Final Adjustment.

(i)                                     Seller and Primary Purchaser shall use reasonable efforts to accurately estimate the apportionments of Net Current Assets of each Partnership Entity as of the Proration Date and hereby agree to re-prorate the items described in Section 7.1(a) as of the Proration Date, based on the actual financial data (including data as to the payment of receivables that were prorated), in accordance with this Section 7.1(c).  Not later than May 30, 2016, Seller shall provide to Primary Purchaser a proposed final statement of Net Current Assets of each of the Partnership Entities as of the Proration Date (each, a “Proposed Final Net Current Assets Statement”), together with supporting documentation.  Such Proposed Final Net Current Assets Statement shall take into account all relevant financial data available through such date (taking into account settlements made in accordance with Section 7.1(b), and making any necessary corrections or revisions to the applicable Preliminary Net Current Assets Statement with respect to any Net Current Assets items).  Such Proposed Final Net Current Assets Statement shall include a written statement in reasonable detail of any changes to the applicable Preliminary Net Current Assets Statement (or a statement that Seller is not proposing any such changes).  Seller shall provide Primary Purchaser any information reasonably requested by Primary Purchaser in order to confirm any Proposed Final Net Current Assets Statement.  In the event Primary Purchaser does not agree with any Proposed Final Net Current Assets Statement and Seller and Primary Purchaser cannot agree in good faith to the calculation of any Net Current Assets items set forth in such Proposed Final Net Current Assets Statement (or otherwise proposed by Purchaser), within thirty (30) days after delivery by Seller of such Proposed Final Net Current Assets Statement, the items not agreed to shall be resolved by an independent accounting firm (which firm shall have no conflict with any party (other than Escrow Agent) and shall not have performed any work for any of Seller or Purchasers within the five (5) years preceding the selection of such firm) selected by the American Arbitration Association (the “Accountants”).  Within ten (10) days after selection of the Accountants, Seller and Primary Purchaser shall each submit to the Accountants the dollar amount of its proposed adjustment, if any, to Seller’s Net Current Assets as reflected on the disputed Proposed Final Net Current Assets Statement, and the Accountants shall make their determination with respect to the items submitted to them within thirty (30) days of the appointment of such Accountants pursuant to this Section 7.1(c)(i).  The fees and expenses of the Accountants shall be paid by Seller if Seller’s proposed final adjustment is furthest in dollar amount from the final determination of the Accountants or by Primary Purchaser if Primary Purchaser’s proposed final adjustment is furthest in dollar amount from the final determination of the Accountants; provided that if the dollar amount of the proposed adjustment of each of the parties is within 10% of the final determination of the Accountants, then Seller shall pay 50% of the fees and expenses of the Accountants and the Purchaser s shall pay the other 50% of the fees and expenses of the Accountants.

(ii)                                  Seller and Primary Purchaser, promptly after all Seller’s Net Current Assets items have been agreed to or resolved pursuant to Section 7.1(c)(i), shall prepare a final statement for each Partnership Entity reflecting all Net Current Assets items as of the Proration Date, taking into account any settlements made prior to the Closing in accordance with Section 7.1(b) and any further adjustments in accordance with this Section 7.1(c) either agreed to by Seller and Primary Purchaser or resolved by the Accountants (each, a “Final Net Current Assets Statement”), which shall include a net adjustment due in accordance with the provisions of this Section 7.1(c) and (ii) execute and deliver to the other an original of each Final Net Current Assets Statement.  If either Seller or Purchaser refuses to prepare, execute or deliver a Final Net Current Assets Statement, then the other shall have the right to cause the Accountants to prepare such Final Net Current Assets Statement, which shall be binding upon all of the parties.  All Net Current Assets items set forth in the Final Net Current Assets Statements shall be final and binding upon all of the parties.

(iii)                               Positive Amount.  In the event that after the final adjustments are made in accordance with this Section 7.1(c), (A) the amount paid by Seller pursuant to Section 7.1(b)(ii) above exceeds the actual net obligation of Seller (including because there is an actual net credit owed to Seller) had the final adjustments been known prior to Closing or (B) the amount paid to Seller pursuant to Section 7.1(b)(i) above is less than the actual net credit to Seller had the final adjustments been known prior to Closing (such excess or deficit amount, as applicable, being hereinafter referred to as a “Positive Amount”), then Primary Purchaser promptly shall pay such Positive Amount to Seller, which shall be treated as an adjustment to the Purchase Price.

(iv)                              Negative Amount.  In the event that after the final adjustments are made in accordance with this Section 7.1(c), (A) the amount paid by Seller pursuant to Section 7.1(b)(ii) above is less than the actual net obligation of Seller had the final adjustments been known prior to Closing, or (B) the amount paid to Seller pursuant to Section 7.1(b)(i) exceeds the actual net credit of Seller (including because there is an actual net obligation owed by Seller) had the final adjustments been known prior to Closing (such excess or deficit, as applicable, being hereinafter referred to as a “Negative Amount”), then Seller promptly shall pay such Negative Amount to Primary Purchaser, which shall be treated as an adjustment to the Purchase Price.

(d)                                 Other Prorations.  To the extent values need to be attributed to or Net Current Assets need to be determined with respect to particular Properties within a Partnership Entity, the approach set forth in this Section 7.1 shall be modified as appropriate so that the items of expenses and current liabilities and rent and other receipts as set forth above, and subject to the exclusions set forth above, shall be prorated between Seller and Primary Purchaser on the Proration Date, with the understanding that, except as otherwise expressly set forth in this Section 7.1, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 7.1.1(d) is that Seller shall bear the expenses of ownership and operation of the Property and shall receive the income therefrom through the Proration Date on an accrual basis and the Partnership shall bear such expenses and receive such income thereafter.

7.1.1                     Survival.  This Section 7.1 shall survive the Closing indefinitely.

7.2                               Leasing Costs and Capital Improvements.  In addition to and without limiting the provisions of Section 2.4, the WPG Parties shall pay when due (a) all Leasing Costs payable by reason of or in connection with the current term of any Lease executed on or before the Effective Date and (b) the cost of any capital improvements that have been incurred through the Effective Date but not yet paid as of the Closing Date (other than Scottsdale Phase III Development Costs).  This Section 7.2 shall survive Closing for such period of time as Primary Purchaser owns an interest in the Partnership.

7.3                               WPG’s Closing Costs.  WPG shall pay WPG’s and WPG II’s own attorneys’ fees.

7.4                               Purchasers’ Closing Costs.  Each Purchaser shall pay, as applicable, (i) such Purchaser’s own attorneys’ fees and (ii) all title insurance costs for the Title Policies (which shall equal (y) the total cost of the Title Policies, the lender’s title insurance policies issued in connection with the New Mortgage Debt, and any date-down endorsements issued in connection with the Assumed Mortgage Debt, calculated as if Purchasers were not obtaining the Title Policies minus (z) the title insurance costs of such lender’s title policies and date-down endorsements had they been standalone policies and endorsements as opposed to simultaneously issued policies and endorsements (the “Partnership’s Title Costs”).

7.5                               Seller’s Closing Costs.  Seller shall pay (i) Seller’s and Seller II’s own attorneys’ fees, (ii) the costs of the Title Commitments, if any, and (iii) all amounts owed to Broker in connection with the transactions contemplated hereby.

7.6                               Joint Closing Costs.  At the Closing, the applicable WPG Party shall pay 51%, and the applicable Purchaser shall pay 49%, of, or the Partnership or the applicable Parallel Partnership shall pay or otherwise bear the cost of, (i) the nominal costs of recording documents referred to in Section 8.2, (ii) any city, state or county transfer and/or recordation Taxes related to the Sale or the Parallel Sales (including, for the avoidance of doubt, any transfer and/or recordation Taxes imposed in respect of any Property or other transfers effective prior to the Sale and Parallel Sales in order that at Closing the various property and equity interests (and only such interests) referenced in Sections 1.3, 1.4 and 1.5 are held by the applicable entities referenced therein and as set forth on the Structure Chart), (iii) the cost of any updates to the Existing Surveys, (iv) the costs of new or updated environmental reports, zoning reports and physical condition reports reasonably determined to be obtained by or at the direction of Purchasers from third parties in connection with the Properties and Purchasers’ investigation thereof (the “Reports”), (v) all fees, costs and expenses related to the New Mortgage Debt (including the Partnership’s Title Costs, mortgage Taxes and the lender’s attorneys’ fees) and incurred by any Partnership Entity, (vi) all fees, costs and expenses related to obtaining Lender Consent with respect to the Assumed Mortgage Debt (including the Partnership’s Title Costs and any lender’s attorneys’ fees), and (vii) Escrow Agent’s escrow fee or escrow termination charge.  This Section 7.6 shall survive the Closing for one year; provided, that, with respect of any Taxes or Tax matters, this Section 7.6 shall survive the Closing for a period of sixty (60) days after the expiration of the applicable statute of limitations.

ARTICLE 8

DISTRIBUTION OF FUNDS AND DOCUMENTS

8.1                               Monetary Disbursements.  Escrow Agent shall, at the Closing, disburse the funds deposited with it in accordance with the Closing Statement and return any over-deposit made by a party hereto to such party as such party directs.

8.2                               Recorded Documents.  Escrow Agent shall cause any documents that any party desires to record to be recorded with the appropriate county recorder and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was acquired.

8.3                               Documents to the WPG Parties.  Escrow Agent shall at the Closing deliver by overnight express delivery to the applicable WPG Party, the closing deliverables of Purchasers set forth in Section 4.1.

8.4                               Documents to Purchasers.  Escrow Agent shall at the Closing deliver by overnight express delivery to the applicable Purchaser, the closing deliverables of the WPG Parties set forth in Section 4.2.

8.5                               All Other Documents.  Escrow Agent shall at the Closing deliver by overnight express delivery, each other document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was acquired and copies of such documents to the other parties hereto.

ARTICLE 9

RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

9.1                               Return of the WPG Parties’ Documents and Deposited Funds.  If this Agreement is terminated for any reason (other than the default of a WPG Party, unless Primary Purchaser has elected not to pursue specific performance) Purchasers shall, within five (5) days following such termination, deliver to Seller all documents and materials relating to the Properties or the Sale Interest or the Parallel Sale Interests previously delivered or made available to Purchasers or their representatives by or on behalf of the WPG Parties or their affiliates, and, provided Seller reimburses Purchasers for the cost thereof, copies of all third-party reports, studies, documents and materials obtained by Purchasers from third party consultants preparing physical and environmental reports regarding the Properties and Purchasers’ investigation thereof.  Such obligation is subject to any confidentiality obligations that may have been imposed upon Purchasers, including pursuant to Section 13.5.  Purchasers shall not be required to deliver any materials that are subject to an attorney-client privilege (whether in favor of Purchasers or any affiliate thereof) or constituting attorney-work product.  Such items shall be delivered without representation or warranty as to accuracy or completeness and with no right of the WPG Parties or their affiliates to rely thereon without the consent of the third party.  If this Agreement is terminated for any reason, Escrow Agent shall deliver all documents, materials and funds deposited by or on behalf of a WPG Party and then in Escrow Agent’s possession to the applicable WPG Party.  Upon delivery by Escrow Agent to the WPG Parties of such documents, materials and funds, Escrow Agent’s obligations with regard to such documents, materials and funds under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to any of the parties.

9.2                               Return of Purchasers’ Documents and Deposited Funds.  If this Agreement is terminated for any reason, Escrow Agent shall deliver all documents, materials and funds deposited by each Purchaser and then in Escrow Agent’s possession (other than the Deposit, which is addressed in Section 9.3) to the applicable Purchaser.  Upon delivery by Escrow Agent to Purchasers of such documents, materials and funds, Escrow Agent’s obligations with regard to such documents, materials and funds under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents, materials and funds to any of the parties.

9.3                               Deposit.  If this Agreement is terminated by either party pursuant to Section 9.5.2 or by Primary Purchaser pursuant to Section 9.5.3 (even if WPG would, at the time of such termination, have been entitled to terminate this Agreement pursuant to Section 9.5.3), then Primary Purchaser shall be entitled to the Deposit and all interest earned thereon and, subject to Section 9.4, Escrow Agent shall promptly remit the same to Primary Purchaser.  If this Agreement is terminated by WPG pursuant to Section 9.5.3 (provided that in connection with such termination, Primary Purchaser would, at the time of such termination, not have been entitled to terminate this Agreement pursuant to Section 9.5.2 or 9.5.3), then Seller (as the WPG Parties’ sole remedy) shall be entitled to the Deposit and all interest earned thereon and, subject to Section 9.4, Escrow Agent shall promptly remit the same to Seller.  If the Closing occurs, the Deposit (and all interest earned thereon) shall be returned to Primary Purchaser or, at Primary Purchaser’s direction, shall be applied against the Purchase Price to be paid at Closing.

9.4                               Disbursement of Deposit.  If Escrow Agent receives a notice from any party instructing Escrow Agent to deliver the Deposit to such party, Escrow Agent shall deliver a copy of the notice to the other parties within three (3) days after receipt of the notice.  If the other parties do not object to the delivery of the Deposit as set forth in the notice within five (5) business days after receipt of the copy of the notice, Escrow Agent shall, and is hereby authorized to, deliver the Deposit and all interest earned thereon to the party requesting it pursuant to the notice (but Escrow Agent shall not otherwise deliver the Deposit except pursuant to a joint instruction letter signed by all parties hereto or pursuant to court order).  Any objection hereunder shall be by notice setting forth the nature and grounds for the objection and shall be sent to Escrow Agent and to the party requesting the Deposit.  The notices delivered under this Section 9.4 must be given in the manner set forth in Section 14.1(c).

9.5                               Termination.  This Agreement may be terminated at any time prior to the Closing:

9.5.1                     by mutual written consent of the parties hereto;

9.5.2                     by either WPG (acting on behalf of it and the other WPG Parties) or Primary Purchaser (acting on behalf of it and Parallel Purchaser), if the Closing shall not have occurred on or before September 1, 2015 (the “Outside Date”) due to such party’s closing conditions not being satisfied by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.5.2 shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; or

9.5.3                     by either WPG (acting on behalf of it and the other WPG Parties) or Primary Purchaser (acting on behalf of it and Parallel Purchaser), if the other party shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 3.1.1 or 3.1.3 (for the avoidance of doubt, giving effect to the provision in Section 3.1.3 with respect to condemnation, damage, destruction or other casualty), or Section 3.2.1 or 3.2.2, as applicable, and (ii) (A) is incapable of being cured prior to the Outside Date or (B) has not been cured prior to the date that is forty-five (45) days from the date that the breaching party is notified in writing by the other of such breach or failure to perform (a “Default”).

In the event of termination of this Agreement by either or both of WPG (acting on behalf of it and the other WPG Parties) and Primary Purchaser (acting on behalf of it and Parallel Purchaser) pursuant to this Section 9.5, written notice of such termination shall be given by the terminating party to the other parties hereto (including, for the avoidance of doubt, to Escrow Agent).

9.6                               No Effect on Rights of Parties; Survival.  In the event of termination of this Agreement pursuant to Section 9.5, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 9.7 and Article 10.

9.7                               Survival.  Notwithstanding anything herein to the contrary, the obligations under this Article 9 shall survive termination of this Agreement.

ARTICLE 10

REMEDIES

10.1                        Deposit as Liquidated Damages.  IN THE EVENT THAT THE AGREEMENT IS TERMINATED AND THE DEPOSIT IS RECEIVED BY THE WPG PARTIES IN ACCORDANCE WITH SECTION 9.3, SUCH AMOUNT SHALL CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ESTIMATE THE DAMAGE AND HARM THAT SELLER AND WPG WOULD SUFFER UNDER SUCH CIRCUMSTANCES, AND INSOFAR AS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT THE WPG PARTIES WOULD SUFFER UNDER SUCH CIRCUMSTANCES IS THE AMOUNT OF THE DEPOSIT, SELLER SHALL BE ENTITLED TO RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH AMOUNT IS NOT INTENDED TO BE AND IS NOT A PENALTY, AND WHICH SHALL BE THE WPG PARTIES’ SOLE AND EXCLUSIVE REMEDY (EXCEPT WITH RESPECT TO THE PROVISIONS OF THIS AGREEMENT THAT BY THEIR TERMS SURVIVE THE TERMINATION OF SUCH AGREEMENT).  IF THE WPG PARTIES ARE RELEASED PURSUANT TO THIS SECTION, PURCHASERS SHALL DELIVER AN INSTRUMENT CONFIRMING SUCH RELEASE PROMPTLY UPON

DEMAND OF SELLER.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH SUCH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

10.2                        Purchasers’ Remedies.  IF PRIMARY PURCHASER HAS THE RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 9.5.3, THEN PURCHASERS SHALL BE ENTITLED TO: (A) (I) TERMINATE THIS AGREEMENT BY DELIVERING NOTICE TO SELLER, (II) RECEIVE REIMBURSEMENT OF PURCHASERS’ ACTUAL, THIRD PARTY OUT-OF-POCKET COSTS (INCLUDING, BUT NOT LIMITED TO, REASONABLE LEGAL AND OTHER PROFESSIONAL FEES) INCURRED IN CONNECTION WITH THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT, THE TRANSACTION SET FORTH HEREIN AND PURCHASER’S INVESTIGATION OF THE PROPERTIES AND THE PARTNERSHIP ENTITIES AND THE PARALLEL PARTNERSHIP ENTITIES, UP TO A MAXIMUM CAP OF $5,000,000 (WHICH REIMBURSEMENT SHALL BE PAID WITHIN FIVE (5) BUSINESS DAYS FOLLOWING SELLER’S RECEIPT OF THE AMOUNT THEREOF FROM PURCHASERS ACCOMPANIED BY REASONABLE SUPPORTING DOCUMENTATION), AND (III) IN THE CASE OF PRIMARY PURCHASER, OBTAIN THE RETURN OF THE DEPOSIT IN ACCORDANCE WITH SECTIONS 9.3 AND 9.4, (B) (I) IN THE CASE OF PRIMARY PURCHASER, OBTAIN THE RETURN OF THE DEPOSIT IN ACCORDANCE WITH SECTIONS 9.3 AND 9.4 AND (II) INSTITUTE PROCEEDINGS IN ANY COURT OF COMPETENT JURISDICTION TO SPECIFICALLY ENFORCE THE PERFORMANCE BY ANY WPG PARTY OF THE TERMS OF THIS AGREEMENT PROVIDED ANY SUCH ACTION FOR SPECIFIC PERFORMANCE MUST BE FILED WITHIN NINETY (90) DAYS OF THE DATE SPECIFIED AS THE CLOSING DATE (AS THE SAME MAY HAVE BEEN EXTENDED), OR (C) WAIVE SUCH DEFAULT AND CLOSE THE PURCHASE CONTEMPLATED HEREBY, NOTWITHSTANDING SUCH DEFAULT, WITH NO ADJUSTMENT OF THE PURCHASE PRICE OR THE PARALLEL PURCHASE PRICES.  THE PARTIES ACKNOWLEDGE THAT THE TRANSACTIONS CONTEMPLATED HEREIN REPRESENT THE OPPORTUNITY TO ACQUIRE DISTINCT AND UNIQUE INDIRECT OWNERSHIP INTERESTS IN THE PROPERTY OWNERS AND THE UNDERLYING ASSETS OF THE PROPERTY OWNERS.  UPON THE TERMINATION OF THIS AGREEMENT, EACH PURCHASER SHALL BE RELEASED AND SHALL NOT HAVE ANY FURTHER OBLIGATIONS RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OTHER THAN WITH RESPECT TO THE OBLIGATIONS HEREUNDER THAT SURVIVE TERMINATION OF THIS AGREEMENT.  IF PURCHASERS ARE RELEASED PURSUANT TO THIS SECTION, THE WPG PARTIES SHALL DELIVER AN INSTRUMENT CONFIRMING SUCH RELEASE PROMPTLY UPON DEMAND OF PURCHASERS.  NOTWITHSTANDING ANYTHING SET FORTH IN THIS SECTION 10.2 TO THE CONTRARY, IN THE EVENT THAT PURCHASERS ELECT TO PROCEED IN ACCORDANCE WITH CLAUSE (B), ABOVE, AND SPECIFIC PERFORMANCE IS UNAVAILABLE, THEN PURCHASERS MAY ELECT AT THAT TIME TO PROCEED UNDER CLAUSE (A), ABOVE, OR IN LIEU THEREOF, TO BRING AN ACTION AGAINST THE WPG PARTIES FOR PURCHASERS’ DAMAGES (WHICH SHALL

INCLUDE WITHOUT LIMITATION REIMBURSEMENT OF PURCHASERS’ ACTUAL, THIRD PARTY OUT-OF-POCKET COSTS (INCLUDING, BUT NOT LIMITED TO, REASONABLE LEGAL AND OTHER PROFESSIONAL FEES) INCURRED IN CONNECTION WITH THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT, THE TRANSACTIONS SET FORTH HEREIN AND PURCHASERS’ INVESTIGATION OF THE PROPERTIES AND THE PARTNERSHIP ENTITIES AND THE PARALLEL PARTNERSHIP ENTITIES); PROVIDED THAT IN NO EVENT SHALL DAMAGES INCLUDE, AND IN NO EVENT SHALL PURCHASERS BE ENTITLED TO RECEIVE, PUNITIVE DAMAGES OR, EXCEPT IN THE EVENT OF A WILLFUL BREACH OF THIS AGREEMENT BY THE WPG PARTIES, DAMAGES IN EXCESS OF $50,000,000.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1                        The WPG Parties’ Representations and Warranties.  Except as set forth in, or to the extent qualified by any matter set forth in, the disclosure schedules delivered to Purchasers concurrently with the execution of this Agreement, the WPG and Seller represent and warrant to Purchasers as set forth in this Section 11.1, and WPG II and Seller II shall represent and warrant to Purchasers as set forth in this Section 11.1 at such time as they join in this Agreement.  As used in this Section 11.1, (a) the phrase “WPG’s Knowledge” (or “knowledge” as it applies to any WPG Party) shall mean the actual knowledge of Michael Glimcher, Mark Yale and Michael Gaffney (collectively, the “WPG Knowledge Parties”), and (b) the phrase “Seller has not received written notice” or similar phrases shall mean that none of Seller, WPG, Seller II, WPG II, any Partnership Entity or any Parallel Partnership Entity has received written notice of the matter in question.  There shall be no duty imposed or implied to investigate, inspect or audit any such matters, and there shall be no personal liability on the part of any of the individuals comprising the WPG Knowledge Parties.  To the extent either Purchaser has Knowledge prior to the Effective Date that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect such Purchaser’s Knowledge and shall not be deemed to be breached to the extent of such Purchaser’s Knowledge.  As used in this Section 11.1 and in Section 11.2, the phrase “Purchaser’s Knowledge” (or “knowledge” as it applies to either Purchaser) shall mean the actual knowledge of Joel Bayer and John O’Connor (the “Purchaser Knowledge Parties”).  There shall be no duty imposed or implied to investigate, inspect, or audit any such matters, and there shall be no personal liability on the part of any of the individuals comprising the Purchaser Knowledge Parties.  Notwithstanding the foregoing, nothing disclosed in any UCC searches performed by or at the request of Primary Purchaser shall constitute a waiver by Purchasers of any representation or warranty set forth in this Agreement regarding title to the various membership or partnership interests held, or to be held, by any of the Partnership Entities.  Any representation and warranty made in this Section 11.1 as it relates to WPG II or Seller II shall be deemed to be first made as of such joinder date, rather than the Effective Date (Purchasers acknowledging that neither WPG II nor Seller II has yet been formed as of the Effective Date).

11.1.1              Broker.  Other than Eastdil Secured LLC (the “Broker”), none of Seller, WPG, Seller II, WPG II, the Partnership Entities or the Parallel Partnership Entities has engaged or employed any broker or finder entitled to any fee or commission in connection with the transactions contemplated by this Agreement.  Seller and WPG shall pay the brokerage commissions owed to the Broker in connection with the transactions contemplated by this Agreement.

11.1.2              Power and Authority.  Each WPG Party has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or limited liability company action on the part of each WPG Party, and the WPG Parties have duly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery by Purchasers of this Agreement, this Agreement is the legal, valid and binding obligation of the WPG Parties, as applicable, enforceable against such parties in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditor’s rights and remedies generally and (ii) general principles of equity (whether considered at a proceeding at law or in equity).

11.1.3              Proceedings.  As of the Effective Date, Seller has not received any written notice of any pending or threatened condemnation or similar proceeding affecting any material part of the Real Properties and, to WPG’s Knowledge, there is no pending or threatened condemnation or similar proceeding affecting any material part of the Real Properties.

11.1.4              Contravention.  Neither the execution and delivery of this Agreement by any WPG Party, nor the consummation by any WPG Party of the transactions contemplated hereby (including any transfers which must occur pre-Closing in order for the Partnership, the Parallel Partnerships and the WPG-OC REITs to own, as of the Closing, those equity interests which each is required to own, directly or indirectly, under Sections 1.2, 1.3 and 1.4 hereof and as set forth on the Structure Chart) is prohibited by or in conflict with, will cause a default under or require notice or consent under (i) the partnership agreement, limited liability company agreement, articles or certificate of limited partnership or formation or other organizational document of a WPG Party or any Partnership Entity or Parallel Partnership Entity, (ii) any law, regulation, agreement, instrument, restriction, order, license, or judgment binding upon or applicable to the WPG Parties or any Partnership Entity or Parallel Partnership Entity or the assets of any of them, or (iii) subject to receiving any required consents under those agreements set forth on Schedule 11.1.4, any material contract to which any WPG Party or any Partnership Entity or Parallel Partnership Entity is a party or bound by, other than, in the case of each of clauses (ii) and (iii), such conflicts or defaults that would not reasonably be expected to have a material adverse effect under any such agreement.

11.1.5              Contracts.  Schedule 11.1.5 sets forth a listing, which is correct and complete in all material respects as of the Effective Date, of all material service and maintenance contracts binding upon or relating to each Property for the operation and maintenance of such Property (each, a “Contract” and collectively, the “Contracts”).  The copies of the Contracts provided or made available to Purchasers are true, complete and correct in all material respects as of the Effective Date.  Except as set forth on Schedule 11.1.5, to WPG’s Knowledge, (i) no Property Owner has given or received a written notice of material default alleging that such default that remains uncured as of the Effective Date under any Contract, (ii) no Property Owner is in material default under any Contract and no event has occurred or failed to occur that gives a counterparty to any Contract the right to terminate such Contract or reduce such counterparty’s obligations thereunder, and (iii) no counterparty to any of the Contracts is in material default thereunder.

11.1.6              Leases; Rent Roll.  Seller has heretofore delivered or made available to Purchasers copies of all material leases, licenses and occupancy agreements affecting the Properties to which any Partnership Entity or Parallel Partnership Entity is a party, either directly or through assignment (for the avoidance of doubt, not including Specialty Leases, storage leases and other agreements for carts and other common area marketing and sponsorship activities), including all amendments and modifications thereto and guarantees relating thereto (collectively, the “Leases”), and such copies delivered or made available to Purchasers are true, complete and correct in all material respects.  Except for the Leases (and any Specialty Leases, storage leases and other agreements for carts and other common area marketing and sponsorship activities) or as would not materially and adversely affect the Properties, there are no other material leases or licenses in effect with respect to any Property to which any Partnership Entity or Parallel Partnership Entity is a party, and no third party (other than the tenants under the foregoing) has any right to occupy any material portion of the Property (except for rights of REA Parties).  The rent roll for each of the Properties (excluding, for the avoidance of doubt, the rent roll for any Specialty Leases) attached hereto as Schedule 11.1.6(a) (the “Rent Roll”), and the updated Rent Roll to be delivered at Closing, is correct and complete in all material respects as of the date indicated therein and is a correct and complete copy in all material respects of the rent roll for the applicable Property prepared and maintained by the applicable Property Owner in the normal course of its business.  To WPG’s Knowledge, except as disclosed on Schedule 11.1.6(b), with respect to each Property, in all material respects, (i) the Leases of such Property are valid and in full force and effect, (ii) the Property Owner of such Property has not assigned or pledged its interest in such Leases, except in connection with the Assumed Mortgage Debt, the New Mortgage Debt, the mortgage as of the Effective Date secured by the Pearlridge Property or the mortgage as of the Effective Date secured by the Scottsdale Property (the last two of which shall be paid off at Closing), (iii) neither Seller nor the Property Owner of such Property has given or received a written notice under any Lease of such Property regarding the existence of any material default that has not been cured as of the Effective Date, (iv) no Seller Party has received written notice under any Material Lease of such Property regarding the termination of such Material Lease, (v) landlord is not in material default, and none of the tenants under any of the Leases of such Property is in material default, as of the Effective Date under any such Leases, and as of the Effective Date (and at Closing as of the Closing Date), no Seller Party has received written notice from any tenant under a Material Lease of such tenant’s intention to cease operations at such Property, (vi) there are no options to expand, rights of first refusal (to either lease any other portion of the applicable Property or purchase any portion of the applicable Property), or options to purchase any portion of the applicable Property in the Leases, and (vii) no tenant is currently conducting, or has notified any Seller Party in writing that it intends to conduct, an audit of common area maintenance charges, operating expenses, insurance expenses, tax or similar charges under its Lease, except as disclosed on the Rent Roll.  To WPG’s Knowledge, the list of tenant early termination, exclusivity or co-tenancy rights set forth on Schedule 11.1.6(c) is true, correct and complete in all material respects.

11.1.7              REAs.  Exhibit G contains a list, which is correct and complete in all material respects as of the Effective Date, of all REAs, including all amendments and modifications thereto, affecting the Properties.  The copies of the REAs delivered or made available to Purchaser are true, complete and correct in all material respects.  No Property Owner has given or received a written notice of default alleging a material default that remains uncured as of the Effective Date under any of the REAs.  To WPG’s Knowledge, (i) no Property Owner is in material default under any of the REAs, and no event has occurred or failed to occur that gives an REA Party the right to terminate the applicable REA or to cease performing its obligations thereunder, (ii) no REA Party is in material default thereunder, (iii) as of the Effective Date, no Seller Party has received written notice from any REA Party under an REA of such REA Party’s intention to cease performing its obligations under the applicable REA or to cease operations at the applicable Property, and (iv) the REAs are valid, binding and enforceable in accordance with their terms and in full force and effect.

11.1.8              Ground Leases.  Exhibit M contains a list, which is correct and complete in all material respects as of the Effective Date, of all ground leases, including all amendments and modifications thereto, affecting the Properties (the “Ground Leases”).  The copies of the Ground Leases delivered or made available to Purchaser are true, complete and correct in all material respects.  No Property Owner has given or received a written notice of default alleging a material default that remains uncured as of the Effective Date under any of the Ground Leases.  To WPG’s Knowledge, in all material respects (i) no Property Owner is in default under any of the Ground Leases, and no event has occurred or failed to occur that gives any party the right to terminate the applicable Ground Lease or to cease performing its obligations thereunder, (ii) no party to a Ground Lease is in default thereunder, (iii) as of the Effective Date, no Seller Party has received written notice from any party to a Ground Lease of such party’s intention to cease performing its obligations under the applicable Ground Lease, (iv) except as set forth on Exhibit M, no lessor under a Ground Lease (and no fee mortgagee of any portion of the Property covered by such Ground Lease) has any right to consent to the Sale or either Parallel Sale, (v) the Sale and the Parallel Sales shall not result in, or cause, a default under any Ground Lease, or entitle the lessor thereunder to declare a default, or entitle the lessor thereunder to modify such Ground Lease, and (vi) the Ground Leases are valid, binding and enforceable in accordance with their terms and in full force and effect.  With respect to those Ground Leases under which the Pearlridge Property Owner is the current lessee, (a) the current “Base Value” is equal to $205,321,863, (b) to WPG’s Knowledge, there has been one (1) “Assignment” prior to the date hereof, and (c) no “Assignment Premium” shall be due in connection with the Sale based on actions taken by any WPG Party, any Partnership Entity, any Parallel Partnership Entity or any of their affiliates during the period in which Pearlridge Property Owner has been the lessee thereunder (as each such term in quotes is defined in the Master Ground Lease Administration Agreement dated April 23, 2004).

11.1.9              Compliance.  Except for the matters that are the subject of the representations and warranties contained in Sections 11.1.4, 11.1.17, 11.1.18 and 11.1.28, which shall be controlled by such Sections without duplication in this Section, to WPG’s Knowledge, each of the Partnership Entities and Parallel Partnership Entities is, as of the Effective Date (and at Closing as of the Closing Date), in material compliance with all Applicable Laws and since January 1, 2013, no Property Owner has received any written notice from any governmental authority that the Property owned or leased by such Property Owner is not in compliance with such Applicable Laws, except for such failures to comply, if any, which have been remedied or have not had and would not reasonably be expected to have a material adverse effect on such Partnership Entity or Parallel Partnership Entity or Property.

11.1.10       Employees.  No Partnership Entity or Parallel Partnership Entity has any employees.

11.1.11       Litigation.  Except as set forth on Schedule 11.1.11 (which is as of the Effective Date but which will be updated at Closing as of the Closing Date, without any effect on the condition set forth in Section 3.1.3), none of the WPG Parties or any Partnership Entity or, to WPG’s Knowledge, any Parallel Partnership Entity has been served with any material litigation, claim or demand that remains outstanding nor, to WPG’s Knowledge, is there any material litigation threatened in writing against any WPG Party or any Partnership Entity or Parallel Partnership Entity, in each case with respect to the ownership or operation of any Property or the ownership of any Partnership Entity or Parallel Partnership Entity.

11.1.12       Due Organization; No Other Business.

(a)                                 Each of the Partnership, the Parallel Partnerships, the Property Owners and the WPG-OC REITs is or will be when formed a validly existing entity duly organized and in good standing in its place of formation and properly qualified to do business in those places where such qualification is necessary, except where the failure to be so qualified to do business would not have a material adverse effect on such Person.

(b)                                 None of Partnership, Parallel Partnerships or any WPG-OC REIT has ever owned any real property or conducted any business, other than as contemplated by this Agreement.

11.1.13       Sale Interest and Parallel Sale Interests.

(a)                                 Seller is the sole legal and beneficial owner of the Sale Interest and the Parallel Sale Interest and has good and valid title thereto, free and clear of all liens, pledges, security interests, assignments, claims and encumbrances whatsoever, except for any such liens, pledges, security interests, assignments, claims or encumbrances that may be created pursuant to this Agreement.  At or prior to Closing, Seller II will be the sole legal and beneficial owner of the Parallel Sale Interest II and will have good and valid title thereto, free and clear of all liens, pledges, security interests, assignments, claims and encumbrances whatsoever, except for any such liens, pledges, security interests, assignments, claims or encumbrances that may be created pursuant to this Agreement.

(b)                                 At or prior to the Closing, except as otherwise expressly provided herein, the Partnership will be the sole legal and beneficial owner of the membership interests described in Section 1.2, which represent a 100% membership interest in each of the WPG-OC REITs (and upon acquisition by Primary Purchaser of the Sale Interest, Primary Purchaser shall own a 49% interest in the Partnership and an indirect 49% interest in each of the other Partnership Entities), and will have good and valid title thereto, free and clear of all liens, pledges, security interests, assignments, claims and encumbrances whatsoever, except for any such liens, pledges, security interests, assignments, claims or encumbrances that may be created pursuant to this Agreement.  All of the partnership interests of the Partnership are duly authorized, validly issued, fully paid, and all voting rights with respect to the Partnership are vested in the partnership interests of the Partnership.  At or prior to the Closing, except as otherwise expressly provided herein, (a) the Parallel Partnership will be the sole legal and beneficial owner of the membership interests in SDQ III Residential, LLC and the owner of an indirect 25% legal and beneficial owner of the membership interests in Scottsdale JV (and upon acquisition by Parallel Purchaser of the Parallel Sale Interest, Parallel Purchaser shall own a 49% interest in the Parallel Partnership and an indirect 49% interest in SDQ III Residential, LLC and a 12.25% indirect interest in Scottsdale JV), and will have good and valid title thereto, free and clear of all liens, pledges, security interests, assignments, claims and encumbrances whatsoever, except for any such liens, pledges, security interests, assignments, claims or encumbrances that may be created pursuant to this Agreement, (b) SDQ III Residential, LLC will be the sole legal and beneficial owner of a 25% membership interest in Scottsdale JV, and will have good and valid title thereto, free and clear of all liens, pledges, security interests, assignments, claims and encumbrances whatsoever, except for any such liens, pledges, security interests, assignments, claims or encumbrances that may be created pursuant to this Agreement, and (c) the Parallel Partnership II will be the sole legal and beneficial owner of the membership interests in New Block L Owner, and will have good and valid title thereto, free and clear of all liens, pledges, security interests, assignments, claims and encumbrances whatsoever, except for any such liens, pledges, security interests, assignments, claims or encumbrances that may be created pursuant to this Agreement.  All of the partnership interests of the Parallel Partnerships are or will be at or prior to Closing duly authorized, validly issued, fully paid, and all voting rights with respect to the Parallel Partnerships are or will be prior to Closing vested in the partnership interests of the Parallel Partnerships.

(c)                                  At or prior to the Closing, each of the WPG-OC REITs and the other entities described in Section 1.3 will be the sole legal and beneficial owner of the membership interests described in Section 1.3 as owned by it and has good and valid title thereto, free and clear of all liens, pledges, security interests, assignments, claims and encumbrances whatsoever, except for any such liens, pledges, security interests, assignments, claims or encumbrances that may be created pursuant to this Agreement.  At or prior to the Closing, all of the membership interests in each WPG-OC REIT and each such other entity will be duly authorized, validly issued, fully paid, and all voting rights with respect to such WPG-OC REIT or other entity will be vested in the membership interests of such WPG-OC REIT or other entity, as applicable.

(d)                                 There are no options, warrants, rights of first refusal, puts, calls, commitments or other rights or claims of ownership of any nature or character whatsoever relating to any Partnership Entity or Parallel Partnership Entity (other than Scottsdale JV pursuant to the limited liability company agreement of Scottsdale JV), except for the Sale Interest, the Parallel Sale Interests, the 51% partnership interest of WPG or WPG II in the Partnership and Parallel Partnerships, the interests in the WPG-OC REITs that are owned by the Partnership as described in Section 1.2, the interests in the other entities as described in Section 1.3, the interests in Scottsdale JV as described in Section 1.4 and any rights that may be created pursuant to this Agreement.

11.1.14       Organizational Documents.  Seller has delivered or made available to Purchaser copies, which are complete and correct in all material respects, of the Property Owner

Organizational Documents and the organizational documents of each of the other Partnership Entities and Parallel Partnership Entities existing as of the Effective Date.

11.1.15       Real Property.  Exhibit A sets forth a description, which is complete and correct in all material respects, of all of the real property that is owned by a Property Owner or with respect to which a Property Owner is a ground lessee pursuant to a Ground Lease.  Each Property Owner owns good and marketable fee simple title to the respective portion of the Property set forth on Exhibit A, or the interest of ground lessee under applicable Ground Leases, in each case subject only to Permitted Encumbrances and the items listed on Exhibit L.  None of the Partnership Entities or Parallel Partnership Entities holds a leasehold interest in any material real property other than pursuant to the Ground Leases.  None of Seller, WPG, Seller II, WPG II, any Partnership Entity, any Parallel Partnership Entity or any affiliate of any of them owns, leases or otherwise controls (or holds any option to do acquire any of the foregoing rights) any material real property within one (1) mile of any of the Entity Lands that is not, prior to Closing, being sold, assigned or otherwise transferred to, or is not already owned by, the Property Owners (other than Parcel Z and subject to any exceptions permitted in accordance with Section 2.5 or as reflected on the Structure Chart).

11.1.16       Personal Property.  Each Property Owner has title to or the right to use all material Personal Property used in the operation of the applicable Property in substantially the manner in which it is being operated as of the Effective Date.

11.1.17       Hazardous Materials.  The schedule of environmental reports set forth on Schedule 11.1.17 is accurate and complete in all material respects as of the Effective Date, and lists the most recent environmental reports that relate to any portion of the Real Property and are in the possession or control of any Seller Party (the “Environmental Reports”).  To WPG’s Knowledge, except as disclosed in the Environmental Reports or as set forth on Schedule 11.1.17, no Seller Party has received any written notice from any governmental authority in the past 3 years claiming the existence of, and to WPG’s Knowledge (except as disclosed in the Environmental Reports) there are no, Hazardous Materials on, under or about any portion of the Real Property in violation of applicable Environmental Laws.

11.1.18       Patriot Act.

(a)                                 The WPG Parties are in material compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b)                                 No WPG Party:

(i)                                     is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order (such lists are collectively referred to as the “Lists”); or

(ii)                                  is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

11.1.19       Intentionally Omitted

11.1.20       Assumed Mortgage Debt.  Schedule 11.1.20 sets forth a listing, which is correct and complete in all material respects as of the Effective Date, of all Assumed Mortgage Debt Loan Documents, including the outstanding principal balance of the Assumed Mortgage Debt as of the Effective Date.  The copies of the Assumed Mortgage Debt Loan Documents delivered or made available to Purchasers are true, complete and correct in all material respects.  In each case:  (i) no Property Owner has given or received a written notice of default alleging a default that remains uncured under any Assumed Mortgage Debt Loan Document, (ii) no Property Owner is in default under any Assumed Mortgage Debt Loan Document, and (iii) to WPG’s Knowledge, no lender under any of the Assumed Mortgage Debt Loan Documents is in default thereunder.  The transactions set forth in this Agreement (a) do not constitute a default under any of the Assumed Mortgage Debt Loan Documents, subject to obtaining any lender consents set forth on Schedule 13.8, (b) do not require any prepayment of any principal beyond regularly scheduled payments or require the payment of any premium, penalty or fee, or (c) shall not result in any material modification of any of the Assumed Mortgage Debt Loan Documents, except as agreed to by Primary Purchaser in connection with the Lender Consent.  The outstanding principal amount of the debt to be repaid with the New Mortgage Debt is set forth on Schedule 11.1.20-1. The outstanding principal amount of the Assumed Mortgage Debt is set forth on Schedule 11.1.20-2.

11.1.21       Scottsdale Development.  Schedule 11.1.21(a) sets forth a listing, which is correct and complete in all material respects as of the Effective Date, of all of the material documents entered into by Scottsdale JV with respect to the development work (the “Scottsdale Phase III Development”) commonly known as Scottsdale Quarter Phase III (each, a “Scottsdale Development Document” and collectively, the “Scottsdale Development Documents”).  The copies of the Scottsdale Development Documents, the plans and specifications for the Scottsdale Phase III Development and the budget for the Scottsdale Phase III Development (which is attached as Schedule 11.1.21(c)) delivered or made available to Purchasers are true, complete and correct in all material respects.  In each case, to WPG’s Knowledge:  (i) Scottsdale JV has not given or received a written notice of default alleging a default that remains uncured under any Scottsdale Development Document, (ii) Scottsdale JV is not in default under any Scottsdale Development Document and no event has occurred or failed to occur that gives a counterparty to any Scottsdale Development Document the right to terminate such Scottsdale Development Document or reduce such counterparty’s material obligations thereunder, and (iii) no counterparty to any of the Scottsdale Development Documents is in default thereunder.  Schedule 11.1.21(c) sets forth a list, which is true and correct in all material respects as of the Effective Date, of the costs incurred to date in connection with the Scottsdale Phase III Development and the amounts of such costs paid to date.  Schedule 11.2.21(c) also sets forth an estimate of the costs anticipated to be incurred with respect to the Scottsdale Phase III Development between the Effective Date and the Closing Date and an estimate of the costs anticipated to be incurred with respect to the Scottsdale Phase III Development between the Effective Date and the completion thereof.

11.1.22       Scottsdale Joint Venture.  As of the Effective Date, Crescent Scottsdale Quarter Venture, LLC, a Delaware limited liability company (“Crescent Partner”), owns a 75% membership interest in the Scottsdale JV.  Crescent Partner is a third party unaffiliated with Seller or WPG (other than to the extent it holds a 75% interest in Scottsdale JV).

11.1.23       No Scottsdale JV Defaults.  (i) None of Seller, WPG, Seller II, WPG II or any Scottsdale JV Entity has given or received a written notice of default alleging a default that remains uncured with respect to any organizational documents of Scottsdale JV, (ii) none of Seller, WPG, Seller II, WPG II or any Scottsdale JV Entity is in default under any organizational documents of Scottsdale JV, and (iii) to WPG’s Knowledge, Crescent Partner is not in default under any organizational documents of Scottsdale JV.

11.1.24       Retail Condo PSA.  The copies of the Retail Condo PSA delivered or made available to Purchasers are true, complete and correct in all material respects, and there are no material amendments thereto except as set forth in the definition thereof.  SDQ III Retail has not given or received a written notice of default alleging a material default by any party that remains uncured as of the Effective Date under the Retail Condo PSA.  To WPG’s Knowledge, (i) no party is in default under the Retail Condo PSA, and no event has occurred or failed to occur that gives any party the right to terminate the Retail Condo PSA or to cease performing its obligations thereunder and (ii) the Retail Condo PSA is valid, binding and enforceable in accordance with its terms and in full force and effect, and (iii) SDQ III Retail holds all rights of “Purchaser” (as defined in the Retail Condo PSA) free and clear of all liens, pledges, security interests, assignments, claims and encumbrances whatsoever on SDQ III Retail’s contract rights thereunder and has not assigned, pledged or otherwise encumbered any of its interest under the Retail Condo PSA.

11.1.25       Intentionally Omitted

11.1.26       Tax Protests.  (a) There are no currently pending material real estate tax appeals or proceedings affecting any of the Properties, and (b) no Seller Party has received any written notice of any material real estate reassessments relating to any of the Properties.  All tax parcels that affect each Property as of the Effective Date, and the amount of the most recent (from the Effective Date) tax year’s taxes with respect thereto, are scheduled on Schedule 11.1.26.

11.1.27       No Purchase Rights.  Except as scheduled in connection with the Leases, or as may be set forth in any REA, Ground Lease or the limited liability company agreement of Scottsdale JV, no third party has any right of first refusal or offer, or any other option or right, to purchase any Property or material portion thereof or interest therein.

11.1.28       Licenses and Permits; Zoning.  Each Property (a) has in place all licenses, permits, certificates of occupancy and other governmental approvals required for its present operation, all of which are in full force and effect, and (b) complies with all applicable zoning laws.

11.1.29       Solvency.  No WPG Party has, during the twelve (12) months prior to the Effective Date, made a general assignment for the benefit of its creditors.

11.1.30       FIRPTA.  None of Seller, WPG or any Partnership Entity or Parallel Partnership Entity is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

11.1.31       Intentionally Omitted

11.1.32       Intentionally Omitted

11.1.33       Taxes.

(a)                                 Seller, WPG and each Partnership Entity and Parallel Partnership Entity is and has been at all times during its existence treated and taxed as a partnership or disregarded entity (within the meaning of Treasury Regulation Section 301.7701-3(b)(1)) for U.S. Federal income tax purposes, other than, with respect to each WPG-OC REIT, as the result of the election made with respect to it pursuant to Section 2.5.1(b).

(b)                                 Each Partnership Entity and Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries) has timely filed or caused to be timely filed (taking into account any valid extensions of time to file) all material U.S. federal, state and local tax returns, reports and information filings which are required to be filed by it with any taxing authority, and all such returns, reports and filings were true and correct in all material respects.

(c)                                  Each Partnership Entity and Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries) has timely paid all material Taxes required to be paid by it.

(d)                                 None of the Partnership Entities and none of the Parallel Partnership Entities (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries), has received from any taxing authority any written notice of a material Tax deficiency with respect to any such entity that has not been satisfied.  There is no assessment, notice of deficiency or tax lien in respect of a material amount of Taxes pending against any Partnership Entity or any Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries), or any of their assets (other than tax liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings)).  No material tax return of any Partnership Entity or any Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries), is currently being examined or audited by the Internal Revenue Service or any state or local taxing authority and neither the Internal Revenue Service nor any state or local taxing authority has communicated in writing to any of Seller, WPG or any Partnership Entity or Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries) its intention to conduct a future examination or audit with respect to a material amount of Taxes of any Partnership Entity.  No Partnership Entity and no Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.

(e)                                  No Partnership Entity and no Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries) is a party to, is not otherwise bound by, or has any obligation under, any Tax allocation or sharing agreement (other than customary tax indemnification or allocation provisions contained in agreements entered into in the ordinary course and not primarily relating to Taxes).  No Partnership Entity and Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries) has any liability for material Taxes owing by any other Person as a transferee or successor.

(f)                                   Each Partnership Entity and each Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries) has charged and collected with respect to each receipt by it, and has withheld from each payment or deemed payment, the amount of all material Taxes required to be charged and collected or withheld and has accounted for and reported such Taxes in the form required under Applicable Laws and has remitted all such Taxes owing to the proper receiving authorities when due, in each of the foregoing cases, to the extent applicable under Applicable Laws.

(g)                                  No Partnership Entity and Parallel Partnership Entity (to WPG’s Knowledge, solely as it relates to Scottsdale JV or its subsidiaries) has participated in, or otherwise made a filing with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or similar provision of state, local or foreign law).

(h)                                 No WPG-OC REIT will be closely held within the meaning of Section 856(a)(6) of the Code at the effective time of the “check the box” election made with respect to it pursuant to Section 2.5.1(b), and the income, assets, and contemplated operations of each WPG-OC REIT, in each case, as of the Closing Date, will enable it to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes.

11.1.34       Financial Statements.  All financial statements delivered or made available to Purchasers by a WPG Party with respect to any of the Properties or any of the Partnership Entities or Parallel Partnership Entities were prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein) in all material respects, and fairly present in all material respects the financial condition of the applicable Person or Property as of the dates thereof.  To WPG’s Knowledge, there has not been any material adverse change in the financial condition of any of the Properties or any of the Partnership Entities or Parallel Partnership Entities since the date of the most recent financial statements relating thereto.

11.1.35       Insurance.  Seller has delivered to Purchasers copies, which are accurate and complete in all material respects, of all current certificates of insurance with respect to the Properties (collectively, the “Policies”).  In each case:  (a) no Seller Party has received, with respect to the Policies, (i) any refusal of coverage or any written notice that a defense will be afforded with reservation of rights or (ii) any written notice of cancellation that any Policy is no longer in full force or effect or that the issuer of any Policy is not willing or able to perform its obligations thereunder, and (b) a Seller Party or the applicable Property Owner has paid all premiums due, and has otherwise performed in all material respects its obligations under each Policy.

11.2                        Purchaser Representations and Warranties.  Except as set forth in, or qualified by any matter set forth in, the disclosure schedules delivered to the WPG Parties concurrently with the execution of this Agreement, Primary Purchaser represents and warrants to Seller and WPG as set forth in this Section 11.2, and Parallel Purchaser shall represent and warrant to Seller and WPG as set forth in this Section 11.2 at such time as it joins in this Agreement.  Any representation and warranty made in this Section 11.2 as it relates to Parallel Purchaser shall be deemed to be first made as of such joinder date, rather than the Effective Date (the WPG parties acknowledging that Parallel Purchaser has not yet been formed as of the Effective Date).

11.2.1              Broker.  Purchasers have not engaged or employed any broker or finder entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

11.2.2              Power and Authority.  Each Purchaser has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary limited partnership action on the part of each Purchaser, and each Purchaser has duly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery by Seller and WPG, this Agreement is the legal, valid and binding obligation of each Purchaser, enforceable against each such Purchaser in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditor’s rights and remedies generally and (ii) general principles of equity (whether considered at a proceeding at law or in equity).

11.2.3              Contravention.  Neither the execution and delivery of this Agreement by Purchasers, nor the consummation by Purchasers of the transactions contemplated hereby, is prohibited by or in conflict with, will cause a default under or require notice or consent under (i) the limited partnership or limited liability company agreement or certificate of limited partnership or formation or other organizational document of any Purchaser or (ii) any law, regulation, agreement, instrument, restriction, order, or judgment binding upon or applicable to Purchasers or their assets, other than, in the case of clause (ii), such conflicts or defaults that would not prohibit or materially delay the consummation of the transactions contemplated hereby.

11.2.4              Reliance.  Each Purchaser is experienced in and knowledgeable about the ownership and management of commercial real estate properties and entities owning and managing such properties. In connection with the transactions contemplated hereby, each Purchaser has relied and will rely on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Properties and the Sale Interest and the Parallel Sale Interests and their respective conditions, values and potential.  Each Purchaser agrees that, notwithstanding the fact that it has received certain information from the WPG Parties and their agents or consultants, each Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by the WPG Parties or their agents or consultants, except that each Purchaser has relied on and will continue to rely on the representations, warranties and covenants expressly contained in this Agreement and in the Closing Documents (and nothing contained in this Section 11.2.4 negates or limits any of such representations, warranties or covenants).  Primary Purchaser is acquiring the Sale Interest, and Parallel Purchaser is acquiring the Parallel Sale Interests, for investment purposes for its own account, and not with a view to or for resale in connection with any distribution of all or any part of the Sale Interest or Parallel Sale Interests, as applicable, in any transaction that would be in violation of the securities laws of the United States of America or any state thereof.  Each Purchaser (i) is an “accredited investor” within the meaning of Rule 501 under the Act, (ii) has had an opportunity to conduct such investigations and diligence as it determined appropriate, and (iii) is aware that, upon and following the Closing, it may be required to bear the economic risk of an investment in the Sale Interest or Parallel Sale Interests, as applicable, for an indefinite period of time and it is able to bear such risk for an indefinite amount of time and is presently able to afford the complete loss of such investment.  Each Purchaser understands that the Sale Interest and Parallel Sale Interests have not been registered under the Securities Act of 1933 (the “Act”), and have not been registered or qualified under any other federal, state, foreign or local securities laws, and that neither Sale Interest nor the Parallel Sale Interests accordingly may be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Act, except pursuant to an exemption from such registration available under the Act, and in compliance with any other federal, state, foreign or local securities laws, in each case, to the extent applicable.

11.2.5              Patriot Act.

(a)                                 Each Purchaser is in compliance with the requirements of the Orders.

(b)                                 Neither Primary Purchaser nor Parallel Purchaser:

(i)                                     is listed on any of the Lists; or

(ii)                                  is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

11.2.6              Due Organization.  Each Purchaser is a validly existing entity duly organized and in good standing in its place of formation and properly qualified to do business in those places where such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets, liabilities or results of operations of such Purchaser (after giving effect to the transactions contemplated hereby).

11.2.7              Financial Ability.  Each Purchaser shall, on the Closing Date and as of the Closing, have available to it all funds required by each such Purchaser hereunder to consummate the transactions contemplated hereby and to pay the Purchase Price, Parallel Purchase Price and/or Parallel Purchase Price II, as applicable (in each case, plus or minus adjustments and prorations as set forth herein), all other cash amounts, including any fees and expenses, required to be paid at or in connection with the Closing by such Purchaser in connection with the consummation of the transactions contemplated hereby, and, when so required to pay or otherwise perform, as applicable, the applicable Purchaser will be able to pay or otherwise perform the obligations under this Agreement (assuming the concurrent performance by the WPG Parties).

11.3                        No Other Warranties and Representations.

(a)                                 Except as specifically set forth in this Agreement and the Closing Documents, the WPG Parties have not made, do not make and have not authorized anyone to make, any warranty or representation as to the Leases, the Contracts, the REAs, the Ground Leases, any written materials delivered to Purchasers, the persons preparing such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith (including, without limitation, the Americans with Disabilities Act), operation, income generated by, or any other matter or thing affecting or relating to the Properties, the Sale Interest, the Parallel Sale Interests, the Property Owners or any matter or thing pertaining to this Agreement or the transactions contemplated hereby.  Each Purchaser expressly acknowledges that no such warranty or representation has been made and that Purchasers are not relying on any warranty or representation whatsoever other than as is expressly set forth in this Agreement and the Closing Documents.  Each Purchaser agrees and acknowledges that the Primary Purchaser shall accept the Sale Interest, the Parallel Purchaser shall accept the Parallel Sale Interests, and each Purchaser shall accept possession of the applicable Properties “as is” and in their respective conditions on the date of the Closing subject only to the express provisions of this Agreement.

(b)                                 Except as specifically set forth in this Agreement or the Closing Documents, Purchasers have not made, do not make and have not authorized anyone to make, any warranty or representation relating to the transactions contemplated hereby.  The WPG Parties expressly acknowledge that no such warranty or representation has been made and that the WPG Parties are not relying on any warranty or representation whatsoever other than as is expressly set forth in this Agreement and the Closing Documents.

11.3.2              “AS IS” TRANSFER.  PRIMARY PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL TRANSFER AND CONVEY TO PRIMARY PURCHASER AND PRIMARY PURCHASER SHALL ACCEPT THE SALE INTEREST AND POSSESSION OF THE APPLICABLE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT.  PARALLEL PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER OR SELLER II, AS APPLICABLE, SHALL TRANSFER AND CONVEY TO PARALLEL PURCHASER AND PARALLEL PURCHASER SHALL ACCEPT THE PARALLEL SALE INTERESTS AND POSSESSION OF THE APPLICABLE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT.

11.3.3              PHYSICAL AND ENVIRONMENTAL MATTERS.  EACH PURCHASER REPRESENTS TO THE WPG PARTIES THAT EACH SUCH PURCHASER HAS CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS EACH SUCH PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, WPG OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND WPG AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS (PROVIDED THAT NOTHING CONTAINED HEREIN SHALL LIMIT PURCHASER’S RIGHTS UNDER SECTION 13.11).  UPON CLOSING, EACH PURCHASER AGREES AND ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH SUCH PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SUCH PURCHASER’S INVESTIGATIONS, AND EACH PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND WPG (AND THEIR OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT) LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST ANY WPG PARTY (OR THEIR OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF, ARISING OUT OF OR RELATING TO THE PROPERTIES OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTIES.

11.4                        Indemnification.

11.4.1              Subject to the limitations set forth in this Section 11.4 and Section 15.8, the WPG Parties hereby agree, jointly and severally, to defend, indemnify and hold Purchasers harmless from and against any and all claims, liabilities, obligations, losses, damages, costs and expenses (including reasonable out-of-pocket attorneys’ fees) (“Losses”) to the extent arising from any of the following:

(a)                                 Any Third Party Claims (other than Taxes) in connection with any of the Properties (other than any Properties owned by, directly or indirectly, the Scottsdale JV or any of its subsidiaries) or the Partnership Entities or the Parallel Partnership Entities (other than the Scottsdale JV or any of its subsidiaries) to the extent arising from events occurring or liabilities accruing prior to the Closing, whether asserted before or after the Closing and whether or not known to Purchasers or the Partnership Entities or the Parallel Partnership Entities at the Closing; provided, however, that (i) the WPG Parties shall not be responsible under this clause (a) to indemnify Purchasers for the cost of remediation or correction of any physical defect or condition (including without limitation costs of remediation or cleanup relating to environmental matters) at a Property, and (ii) for the avoidance of doubt, the phrase “from events occurring” shall include an event that occurs due to a physical condition at a Property (e.g., a shopping center customer tripping on a cracked sidewalk), but shall not include such physical condition itself;

(b)                                 Any Taxes imposed on any Partnership Entity or Parallel Partnership Entity (other than the Scottsdale JV or any of its subsidiaries) or in respect of the Properties (other than any Properties owned by, directly or indirectly, the Scottsdale JV or any of its subsidiaries), in each case, for a Pre-Closing Period;

(c)                                  Any claims, causes of action or other liabilities or obligations relating to or arising out of those environmental matters identified on Schedule 11.4.1(b);

(d)                                 Any breach by any of the WPG Parties of any representation or warranty made by such WPG Party in this Agreement (other than any representation or warranty made in Section 11.1.26 or Section 11.1.33); and

(e)                                  Any breach by any of the WPG Parties of any covenant made by such WPG Party in this Agreement.

The indemnification obligations set forth in Section 11.4.1(a) shall survive the Closing, with respect to any particular Third Party Claim, for sixty (60) days following the expiration of the applicable statute of limitations relating to such Third Party Claim.  The indemnification obligations set forth in Section 11.4.1(b) shall survive the Closing through sixty (60) days after the expiration of the applicable statutes of limitation.  The indemnification obligations set forth Section 11.4.1(c) shall survive the Closing indefinitely.  The indemnification obligation set forth in Sections 11.4.1(d) and (e) shall survive the Closing in accordance with the survival of the underlying representations, warranties and covenants, as set forth in Section 15.8.1.

11.4.2              Subject to the limitations set forth in this Section 11.4 and Section 15.8, Primary Purchaser and Parallel Purchaser hereby agree, jointly and severally, to defend, indemnify and hold the WPG Parties harmless from and against any and all Losses to the extent arising from any breach by either Purchaser of any representation, warranty or covenant made by Purchasers in this Agreement. The indemnification obligation set forth in this Section 11.4.2 shall survive the Closing in accordance with the survival of the underlying representations, warranties and covenants, as set forth in Section 15.8.1.

11.4.3              As used herein, “Third Party Claims” means any claims, demands, suits or causes of action made or brought by any Person (other than a party hereto or its affiliates) or amount owed to any such Person for any reason or theory, including causes of action based upon torts, negligence and breaches of law or contract, but not including any claims, demands, suits or causes of action in respect of Taxes or Tax matters.

11.4.4              For the avoidance of doubt, to the extent a Loss is suffered by the Partnership or Parallel Partnerships (or their subsidiaries) to which Primary Purchaser or Parallel Purchaser would be entitled to indemnification hereunder, neither Primary Purchaser or Parallel Purchaser shall be entitled to indemnification for such Loss in an amount greater than its proportionate percentage interest in the entity suffering such Loss (e.g., 49% in the case of a Loss of the Partnership).

11.4.5              No party entitled to indemnification hereunder shall be entitled to multiple recovery for the same damages.

11.5                        Certain Actions.  Seller shall cause each Property Owner other than Scottsdale JV, and shall use commercially reasonable efforts to cause Scottsdale JV, to provide any notices required to be given by such Property Owner under the REAs, Ground Leases, Leases, Assumed Mortgage Debt Loan Documents and the Scottsdale Development Documents as the result of the occurrence of the Closing hereunder.  The provisions of this Section 11.5 shall survive the Closing for one year.

11.6                        Certain Other Matters.  Without limiting the indemnification to be provided under Section 11.4 in any way, no party shall receive any capital account credit or additional equity interest in the Partnership Entities or Parallel Partnership Entities as the result of any payment under Section 11.4.

11.7                        Tax Treatment.  Except to the extent otherwise required under Applicable Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the parties shall treat any indemnification payment made pursuant to Section 11.4 as an adjustment to the Purchase Price, Parallel Purchase Price or Parallel Purchase Price II, as applicable, for all tax purposes.

ARTICLE 12

CASUALTY AND CONDEMNATION

12.1                        Notice of Casualty or Condemnation. Promptly upon learning thereof, Seller shall give the applicable Purchaser written notice of any condemnation, damage or destruction of all or any portion of any Real Property occurring prior to the Closing.

12.2                        Rights of Purchaser Upon Casualty or Condemnation.

12.2.1              If, prior to the Closing, (a) all or any portion of any Real Property is condemned, damaged or destroyed, which condemnation, damage or destruction reduces by more than 10% the Property Value of the Property affected by such condemnation, damage or destruction (a “Material Condemnation or Casualty” and each Property Owner whose Property suffered a Material Condemnation or Casualty, a “Material Condemnation or Casualty Property Owner”), the applicable Purchaser shall have the option at Closing of either (x) having the Partnership or Parallel Partnerships, as applicable, receive from the applicable WPG Party an amount equal to any applicable deductible under any applicable insurance policy, as well as any uninsured or underinsured amount relating to any such Casualty, and having the Partnership or applicable Parallel Partnership, as applicable, receive any awards or payments received by the WPG Parties or the applicable Property Owner (all without WPG or WPG II receiving any additional capital account credit or additional percentage interest) or (y) if the applicable Purchaser delivers notice to Seller and Escrow Agent within fifteen (15) business days after such Purchaser has received written notice from Seller of such Material Condemnation or Casualty, directing that the Property of any Material Condemnation or Casualty Property Owner or Material Condemnation or Casualty Property Owners be excluded from the transactions contemplated hereby (such Properties to be excluded, the “Excluded Properties”), in which case the Excluded Properties and their related subsidiaries and Material Condemnation or Casualty Property Owners shall be transferred from the Partnership or the applicable Parallel Partnership, as applicable, prior to Closing, the Primary Property Value shall be reduced by the Property Values of the Excluded Properties or the Scottsdale JV Interest Value or the Block L Value shall be reduced by the portion of such value attributable to the Excluded Properties, as applicable, references to the Properties that are Excluded Properties or to Property Owners or the Scottsdale JV or the New Block L Owner that are Material Condemnation or Casualty Property Owners shall be deemed deleted from this Agreement and shall be deleted from the Closing Documents and other appropriate adjustments shall be made.  In the event that the parties cannot agree as to whether any condemnation, damage or destruction is a Material Condemnation or Casualty, WPG and Primary Purchaser, acting reasonably and in good faith, shall mutually select a qualified appraiser to promptly prepare two appraisals of the applicable Property, one taking into account such condemnation, damage or destruction and one not taking into account such condemnation, damage or destruction.  The Closing Date shall be postponed, to the extent necessary, for such appraisal to be completed.  Upon completion, such appraisal shall be binding upon the parties.

12.2.2              In addition to Purchasers’ rights under Section 12.2.1, if prior to the Closing, the Properties that would otherwise constitute Excluded Properties pursuant to Section 12.2.1 fall into three (3) or more Property Groups, Purchasers shall have the right to terminate this Agreement, and Primary Purchaser to receive a return of the Deposit (together with all interest earned thereon), upon written notice to the WPG Parties notifying them of such termination delivered within fifteen (15) business days after Purchasers have received written notice from Seller of such condemnation or casualty.

12.2.3              Notwithstanding any provision to the contrary herein, the remedies provided in Section 12.2.1 and, if applicable, Section 12.2.2, shall be Purchasers’ sole remedies under this Agreement in the event of a Material Condemnation or Casualty.

12.2.4              If, prior to the Closing, any portion of any Real Property is condemned, or any portion of any Real Property is damaged or destroyed by a casualty, that does not constitute a Material Condemnation or Casualty, the WPG Parties shall deliver to the applicable Property Owner, at Closing, (i) in the event of a condemnation, the proceeds of any condemnation award or similar payment on account thereof received prior to Closing, and (ii) in the event of damage or destruction from a casualty, the amount reasonably estimated by Seller and Primary Purchaser necessary to repair such damaged or destroyed portion of the Real Property to at least substantially the same state as existed immediately prior to such casualty, it being agreed that Seller shall be entitled to all property casualty insurance proceeds payable on account of such damage or casualty.

12.2.5              In the event of Closing following any condemnation or casualty, all amounts payable for rental or business interruption insurance shall be retained by or assigned to the applicable Property Owner as a part of such awards or payments (with any amounts relating to periods before and after the Closing being prorated as provided in Article 6).

ARTICLE 13

ADDITIONAL COVENANTS AND CONDUCT PRIOR TO CLOSING

13.1                        Conduct.  From and after the Effective Date until the earlier of Closing or termination of this Agreement in accordance with its terms:

13.1.1              Operations.  The WPG Parties shall use commercially reasonable efforts to cause the Properties and all Partnership Entities and Parallel Partnership Entities to be operated, repaired and maintained in compliance with all Applicable Laws and in accordance with their current standard business procedures, including by maintaining each Property’s existing insurance (or commercially reasonable equivalent replacement policies).

13.1.2              Notices.  The WPG Parties shall promptly provide Purchaser with copies of any notices received or sent by or on behalf of any Seller Party relating to any Property from or to any governmental authority, Crescent Partner, any tenant under a Material Lease (with respect to a default thereunder), any lessor under a Ground Lease, or any third party to a REA, Scottsdale Development Agreement, Assumed Mortgage Debt Loan Document or any lender whose mortgage loan is to be paid off with a New Mortgage Loan.

13.1.3              Notice of Material Event.  The WPG Parties shall promptly notify Purchasers in writing of any event occurring with respect to the WPG Parties, any Partnership Entity, Parallel Partnership Entity or any Property that would be reasonably expected to have a material adverse effect on Seller, WPG, any Partnership Entity, any Parallel Partnership Entity or any Property or on any of the WPG Parties’ ability to consummate the transaction set forth in this Agreement.  Purchasers shall promptly notify the WPG Parties in writing of any event occurring with respect to either Purchaser that would be reasonably expected to have a material adverse effect on the ability of either Purchaser to timely consummate the transactions contemplated hereby.

13.1.4              Proceedings.  Each party shall promptly notify the others in writing of any litigation, arbitration proceeding or administrative hearing relating to the transactions set forth in this Agreement or any Property.  WPG shall take the actions set forth on Schedule 13.1.4.

13.1.5              Licenses, Permits and Zoning.  The WPG Parties shall use commercially reasonable efforts to cause to be maintained in full force and effect (a) all material licenses, permits, certificates of occupancy and other governmental approvals required for the present operation of the Properties or for the work in connection with the Scottsdale Phase III Development and (b) the current zoning of each Property.

13.2                        Actions Prohibited.  Except as set forth on Schedule 13.2 or as contemplated by the terms of this Agreement, the WPG Parties shall not, and shall cause each Partnership Entity and Parallel Partnership Entity (other than Scottsdale JV) not to, without the prior written approval of Purchasers (such approval not to be unreasonably withheld, conditioned or delayed):

(a)                                 make any material structural alterations or additions to the Properties except (i) in the ordinary course of operating the Properties, (ii) as required for maintenance and repair, (iii) as required by or permitted under any of the Leases, the Contracts, the Ground Leases, the REAs or the Assumed Mortgage Debt Loan Documents, or (iv) in connection with the Scottsdale Phase III Development (provided that such improvements are in all material respects made in accordance with the plans and specifications provided to Purchaser);

(b)                                 sell, transfer or encumber all or any material portion of the Real Properties (except for Permitted Encumbrances, mortgages and other security interests granted pursuant to the New Mortgage Debt);

(c)                                  change the current zoning of the Real Properties in any manner that would prohibit any current use thereof or increase parking requirements or otherwise make any of the Real Properties non-compliant with applicable zoning;

(d)                                 except in the ordinary course of operating the Properties, remove any individual item of tangible Personal Property valued in excess of $25,000 from the Properties unless an item of Personal Property is worn out and requires replacement, in which event Seller shall replace such item with a new, comparable item;

(e)                                  other than in the ordinary course of operating the Properties, cancel, or materially modify (or consent to the cancellation or material modification), in a manner materially adverse to the Properties, any material license or permit held by the Property Owners with respect to the Properties or any material part thereof that would be binding upon the applicable Partnership Entity, Parallel Partnership Entity or Purchasers after the Closing;

(f)                                   make or change any election, change any annual accounting period, amend any tax return, enter into any closing agreement or settle any tax claim or assessment, if such election, change, amendment, agreement, or settlement would reasonably be expected to have the effect of materially increasing the tax liability of any Partnership Entity or Parallel Partnership Entity (or direct or indirect equity holder therein) for any Post-Closing Period;

(g)                                  other than the New Mortgage Debt or in connection with equipment leases entered into by Property Owners in the ordinary course, incur any additional indebtedness for borrowed money;

(h)                                 except as otherwise contemplated hereby, take any action that would constitute a “Major Decision” under the Amended Agreement if the Amended Agreement were then in effect (assuming the Amended Agreement covered the Partnership Entities);

(i)                                     cancel or materially modify any material Contracts, any Leases, any REAs, any Ground Leases, any of the Scottsdale Development Agreements, any Assumed Mortgage Debt Loan Documents or any of the organizational documents of Scottsdale JV (except as permitted or contemplated by this Agreement or as may be required to reflect the transactions contemplated by this Agreement), unless such action would not constitute a “Major Decision” under the Amended Agreement if the Amended Agreement were then in effect (assuming the Amended Agreement covered the Partnership Entities);

(j)                                    enter into any Lease, REA, Ground Lease, Scottsdale Development Agreement or Contract other than (i) Leases with respect to the premises at the applicable Property to certain tenants listed on Exhibit I, in each case on substantially the terms and conditions described on Exhibit I (the “Pending Leases”), which Pending Leases Purchaser hereby approves, (ii) any new Contracts contemplated in the 2015 Annual Plan for a Property, (iii) new Leases (other than Material Leases and Pending Leases) in accordance with the Leasing Guidelines in the 2015 Annual Plans for the Properties, (iv) any Contract that will not be binding on Property Owner or Purchaser following Closing, (v) any Contract that is cancelable on thirty (30) days’ or less notice without penalty or premium or (vi) any Specialty Lease; or

(k)                                 prepay any principal of any Assumed Mortgage Debt, other than regularly scheduled payments of principal that are paid when due in accordance with the terms of the Assumed Mortgage Debt Loan Documents in the ordinary course.

13.3                        Deemed Consent.  If Seller shall request Purchasers’ consent to any of the matters described above, Purchasers shall have ten (10) days from receipt of such request to give Seller notice as to whether it consents to such matter.  If a Purchaser does not give such notice, such matter shall be deemed consented to by Purchasers as long as Seller’s request contains the following legend in capital letters of not less than twelve-point type: “IF PURCHASERS FAIL TO RESPOND TO THIS NOTICE WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE, PURCHASERS’ CONSENT WILL BE DEEMED TO HAVE BEEN GIVEN”.

13.4                        Prospective Leases.  Seller shall use commercially reasonable efforts to cause the Prospective Leases, and any applicable Replacement Leases, to be executed prior to Closing.

13.5                        Confidentiality.  Each party hereto shall, prior to the Closing, maintain the confidentiality of the transactions contemplated by this Agreement and shall not, except as required by Applicable Law or governmental regulation or any stock exchange listing rule, disclose the terms of this Agreement or the transactions described herein to any third parties whomsoever other than the Escrow Agent, the Title Companies or, only after procuring such Person’s agreement to abide by these confidentiality restrictions, potential direct or indirect investors in Purchasers and such other Persons whose assistance is required in carrying out the terms of this Agreement.  No party hereto shall at any time issue a press release or otherwise communicate with media representatives regarding this transaction unless such release or communication is required by any Applicable Law, governmental regulation or stock exchange listing rule or securities market or regulatory agency having jurisdiction over Seller, WPG, Purchasers or their constituent owners or such release or communication has received the prior approval of Seller and Purchasers, which approval will not be unreasonably withheld, conditioned or delayed.  In each case ,except as required by law or any stock exchange regulation, at no time shall Purchasers, prior to the Closing, without Seller’s consent, disclose the identity of Seller or WPG except, only after procuring each investor’s agreement to maintain the confidentiality thereof, to potential direct or indirect investors in Purchasers and at no time shall Seller or WPG, without Purchasers’ consent, disclose the identity of Purchasers’ direct or indirect investors or potential investors.  Each Purchaser agrees that all documents and information regarding the Properties (and any Excluded Properties) and the Sale Interest of whatsoever nature made available to it by the WPG Parties or their agents, or any materials created from or based on such documents or information, and the results of all tests and studies of the Properties (and any Excluded Properties) (collectively, the “Proprietary Information”) are confidential, and Purchasers shall not, prior to the Closing, disclose any Proprietary Information, and shall not, following Closing, disclose any Proprietary Information to the extent relating to any Excluded Properties, to any other Person except those assisting it with the analysis of the Properties or the Sale Interest or the Parallel Sale Interests and except potential direct or indirect investors in Purchasers, and in each case only after procuring such Person’s agreement to abide by these confidentiality restrictions.  Notwithstanding the foregoing, Proprietary Information does not include information that is (i) publicly available other than through a violation of this Section 13.5 by Purchasers or their representatives or investors, (ii) made known to Purchasers (or other applicable Person) by a third party that is not bound by a confidentiality or fiduciary duty obligation or (iii) already known to Purchasers (or other applicable Person) prior to disclosure by the WPG Parties or any of their affiliates.  This Section 13.5 shall survive the Closing or termination of this Agreement.

13.6                        Right to Cure.  If there is any default hereunder by any party that would entitle the other parties to terminate this Agreement, and notwithstanding anything to the contrary contained herein, the non-defaulting party(ies) shall provide the defaulting party(ies) with written notice thereof and the defaulting party(ies) shall have the greater of five (5) days following receipt by it of such written notice and the period expressly set forth herein to cure such default and the Closing under this Agreement shall be adjourned as necessary to allow for such cure.

13.7                        Scottsdale Phase III Development.  Seller shall use commercially reasonable efforts to cause the Scottsdale Phase III Development to be completed in a good and workmanlike manner, in accordance with the Scottsdale Development Documents, the budget and the plans and specifications for such work, in each case in all material respects.

13.8                        New Mortgage Debt.  The WPG Parties shall arrange for (a) the Pearlridge Property Owner to obtain, simultaneously with Closing, a non-recourse mortgage loan having a term of no more than ten (10) years, for no less than $225,000,000 secured by a first-priority mortgage on the Pearlridge Property (which shall cover the fee and ground lessee interests, as applicable, held by the Pearlridge Property Owner) and (b) the Scottsdale Property Owner to obtain, simultaneously with Closing, a non-recourse mortgage loan having a term of no more than ten (10) years, for no less than $165,000,000 secured by a first-priority mortgage on a portion of the Scottsdale Property (each, a “New Mortgage Property” and collectively, the “New Mortgage Properties”), in accordance with the terms and provisions of this Section 13.8 (each, a “New Mortgage Loan,” and collectively, the “New Mortgage Debt”) from a third party reasonably acceptable to Purchaser.  The New Mortgage Debt must permit the matters described in Schedule 13.8 (including the matters in both clauses (a) and (b) thereof); provided that if such New Mortgage Debt does not permit such matters, it shall not be a default hereunder but rather shall be a failure of a closing condition in favor of Purchasers.  The parties shall act in good faith and use commercially reasonable efforts to satisfy any such conditions.  In furtherance of the foregoing, to the extent that the lenders of the New Mortgage Debt require customary “non-recourse carveouts” to be guaranteed, and customary environmental matters to be indemnified, by a party other than the Partnership, WPG shall cause Washington Prime Group, L.P. to provide such guaranties; provided further that any other guaranties required by a lender shall require the reasonable approval of WPG and Primary Purchaser.  The terms of such financing, and all documents relating thereto, will be reasonably acceptable to Primary Purchaser, and WPG shall permit Primary Purchaser to be fully involved in the process with lenders and prospective lenders at all times, with WPG and Primary Purchaser cooperating in good faith with each other.  Leverage, with respect to the Partnership, may be up to 60% loan-to-value on a fixed rate basis, and, except as specified above, the dollar amount of debt at each Property at Closing will be no lower than the current dollar amount of debt at such Property.  The proceeds of the New Mortgage Debt shall first be used to payoff any mortgage debt encumbering any of the Property, other than the Assumed Mortgage Debt, and the net proceeds shall be distributed either directly to Seller or WPG or a designee thereof or to the Partnership, and then to Seller and WPG, immediately prior to Primary Purchaser’s acquisition of the Sale Interest.  Notwithstanding anything to the contrary contained herein, neither Primary Purchaser nor any affiliate thereof shall be required to provide any assurance, guaranty or indemnity, or otherwise incur any personal liability, in connection with any New Mortgage Debt.

13.9                        Assumed Mortgage Debt.  The parties shall act in good faith and use commercially reasonable efforts to obtain the consent of those lenders under the Assumed Mortgage Debt identified on Schedule 13.8, to the Sale and the other matters set forth on Schedule 13.8(a) (such consent from each such lender, a “Lender Consent”).  The parties shall act in good faith and use commercially reasonable efforts to obtain the consent of such lenders under the Assumed Mortgage Debt, to the extent the consent of any such lender is required with respect thereto, to the matters set forth on Schedule 13.8(b).  The terms of the Lender Consents, and all documents relating thereto, must be reasonably acceptable to Primary Purchaser; provided, however, that Purchaser shall not be required to provide any assurances, guarantees or indemnities, or undertake any other liability, to any such lender in connection therewith.  If a Lender Consent with respect to a Property is not obtained in accordance with this Section 13.9 prior to the Outside Date, Primary Purchaser shall have the right (upon written notice to Seller) to designate such Property as an Excluded Property, with the same effect as if the same was being excluded due to a casualty or condemnation pursuant to Section 12.2.1.  For the avoidance of doubt, if the Properties that would otherwise constitute Excluded Properties pursuant to this Section 13.9 fall into three (3) or more Property Groups, the closing condition set forth in Section 3.1.6 shall not be satisfied.

13.10                 Estoppels.

13.10.1       REA Estoppels.  Seller shall use commercially reasonable efforts to obtain and deliver to Purchasers prior to Closing an executed estoppel certificate in the form of Exhibit B-1 from each REA Party (individually, a “REA Estoppel” and collectively, the “REA Estoppels”); it being understood that neither Seller nor any Property Owner shall be required to expend any monies (other than costs associated with preparation and delivery) to obtain any such REA Estoppels, and the receipt of any such REA Estoppels shall not be a condition to Closing.  Seller will promptly provide Purchasers with a copy of all executed REA Estoppels following receipt of same.

13.10.2       Ground Lease Estoppels and Consent.  Seller shall use commercially reasonable efforts to obtain and deliver to Purchasers prior to Closing (a) an executed estoppel certificate from each lessor under a Ground Lease (individually, a “Ground Lease Estoppel” and collectively, the “Ground Lease Estoppels”), and (b) any consent to (i) the Sale (to the extent required under any of the Ground Leases), and (ii) the matters set forth on Schedule 13.8 (to the extent the consent of any such ground lessor under the Ground Leases would otherwise be required, after Closing, with respect to any of the matters set forth on Schedule 13.8) (the “Ground Lessor Consent”); it being understood that neither Seller nor any Property Owner shall be required to expend any monies (other than costs associated with preparation and delivery) to obtain any such Ground Lease Estoppel or Ground Lessor Consent (except as may be required by the terms of the applicable Ground Lease).  Seller shall submit to the ground lessor with respect to the Property leased by the Pearlridge Property Owner the form of estoppel certificate attached hereto as Exhibit B-3, provided that it shall be acceptable if such ground lessor, in lieu thereof, also uses a different form that complies with the applicable Ground Lease.  If (i) a Ground Lease Estoppel with respect to the Property leased by the Pearlridge Property Owner is not obtained with respect to the Ground Lease relating to the Property leased by the Pearlridge Property Owner prior to the Outside Date, (ii) a Ground Lease Estoppel with respect to the Property leased by the Pearlridge Property Owner is obtained with respect to the Ground Lease relating to the Property leased by the Pearlridge Property Owner but the same discloses a default by Pearlridge Property Owner which, if remaining uncured, would permit such ground lessor to terminate such Ground Lease or accelerate the rent due thereunder, or (iii) in the event a Ground Lessor Consent for the Property leased by Pearlridge Property Owner is required by this Section 13.10.2 and such Ground Lessor Consent is not obtained prior to the Outside Date, Primary Purchaser shall have the right (upon written notice to Seller) to designate the Property leased by Pearlridge Property Owner as an Excluded Property, with the same effect as if the same was being excluded due to a casualty or condemnation pursuant to Section 12.2.1.  Seller will promptly provide Purchasers with a copy of all executed Ground Lease Estoppels following receipt of same.

13.10.3       Tenant Estoppels.  Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser prior to Closing an executed estoppel certificate, in the form required below (an “Estoppel Certificate”), from all tenants (excluding any Specialty Lease, storage, temporary, kiosk or cart tenants) of the applicable Properties.  Seller will promptly provide Purchaser with a copy of all executed Estoppel Certificates following receipt of same.  Estoppel Certificates from those tenants set forth on Schedule 13.10.3 (“Anchor Tenants”) and Estoppel Certificates from the remaining tenants (individually, a “Remaining Tenant Estoppel”), which in each case shall be in substantially the same form as the form of estoppel certificate attached hereto as Exhibit B-2 (individually, as applicable, an “Anchor Tenant Estoppel” or a “Remaining Tenant Estoppel”) or, in each case, such other form as is specified in the applicable Lease or containing such information as is expressly specified in the applicable Lease to be provided by the tenant thereunder or in such form as required by any lender with respect to New Mortgage Debt.  It is understood that neither Seller nor any Property Owner shall be required to expend any monies (other than costs associated with preparation and delivery) to obtain any such Anchor Tenant Estoppel or Remaining Tenant Estoppel and the receipt of any such Anchor Tenant Estoppel or Remaining Tenant Estoppel shall not be a condition to Closing.

13.11                 Inspection Rights.  From the Effective Date through Closing, Purchasers and their employees, agents and independent contractors have the right to enter any Property during normal business hours and upon reasonable prior written notice to Seller to inspect the same, perform surveys, engineering studies, environmental assessments, and other tests and for other investigations and activities consistent with the purposes of this Agreement.  Purchasers must provide Seller with at least twenty-four (24) hours prior notice of any such entry, and Seller has the right to be present during any such entry and to observe any survey, testing and investigation.  Purchasers are solely responsible for the costs of any such entry, survey, testing, investigation and restoration and shall also indemnify Seller against the costs thereof.  In conducting the inspection of the Properties, Purchasers shall, and shall cause its employees, agents and independent contractors to, at all times comply with all applicable laws and any reasonable requirements or guidelines imposed or established by Seller consistent with the other terms herein, and neither Purchasers nor any of their employees, agents or independent contractors shall injure or otherwise cause bodily harm to, or interfere with the business, use or occupancy of, any of employees, agents or representatives of the WPG Parties or any Partnership Entity or Parallel Partnership Entity, any contractors providing services to the Properties, any tenants or other occupants of, or their respective agents, employees, contractors, guests or invitees on the Properties.  Purchasers shall promptly pay to Seller or its designee any cost of repairing and restoring any damage or disturbance to the Properties to the extent caused by Purchasers or their employees, agents or independent contractors and shall also promptly pay when due the costs of all inspections and examinations conducted with regard to any Property.  Purchasers must obtain Seller’s prior written approval of the scope and method of any physically intrusive inspection, testing or investigation of any Property, including, without limitation, any inspection that would involve taking subsurface borings or related investigations and any inspection that would alter the physical condition of such Property.  Each Purchaser, jointly and severally, agrees to indemnify, defend and hold harmless Seller and the applicable Property Owner for any Losses resulting from or relating to inspection by Purchasers or their employees, agents or independent contractors pursuant to this Section 13.11, including (a) any claim of personal injury or property damage arising out of any such inspection, testing, investigation, or survey, or (b) any lien filed against WPG, Seller, the applicable Property Owner or any other Partnership Entity or Parallel Partnership Entity or the applicable Property in connection therewith; provided, however, the foregoing indemnification shall not apply and Purchasers shall not be responsible for any pre-existing conditions (environmental or otherwise) uncovered by Purchasers in the course of any testing, investigation or inspection or for any matter to the extent caused by the negligence or willful misconduct of the WPG Parties or any Partnership Entity or Parallel Partnership Entity.  Purchasers and any of Purchasers’ contractors shall maintain a policy of comprehensive general liability insurance, with a company licensed to do business in the State where the applicable Property is located with a single combined limit of not less than One Million and No/100 Dollars ($1,000,000.00), insuring all activity and conduct of Purchasers and their agents, representatives and independent contractors during any such entry, including contractual liability coverage.  Seller, the applicable Property Owner and such Property Owner’s property manager shall be named as additional insureds on such comprehensive general liability policy, and Purchasers shall provide proof of such insurance to Seller, in a form reasonably acceptable to Seller, prior to the first entry onto the applicable Property.  This Section 13.11 shall survive Closing for one year.

13.12                 Updated Surveys.  Not less than thirty (30) days prior to Closing, Seller shall provide or make available updates of the Existing Surveys (or new surveys) for each Property, each dated within sixty (60) days of the Closing Date, that will reflect no new survey matters other than those that are Permitted Encumbrances or which otherwise are reasonably acceptable to Purchasers.

13.13                 Other Consents.  Seller shall use commercially reasonable efforts to obtain and deliver to Purchasers prior to Closing any consent to the Sale or Parallel Sales required of Crescent Partner or the mortgage lender to the Scottsdale JV.  If any such consent is not obtained, Primary Purchaser or Parallel Purchaser, as applicable, shall have the right (upon written notice to Seller) to designate the Property relating thereto as an Excluded Property, with the same effect as if the same was being excluded due to a casualty or condemnation pursuant to Section 12.2.1.

ARTICLE 14

NOTICES

14.1                        Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be delivered (a) personally, (b) by United States registered or certified mail, postage prepaid, (c) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (d) by facsimile or e-mail, provided that such telecopy or e-mail shall be followed within one (1) business day by delivery of such notice pursuant to clause (a), (b) or (c) above.  Notice to either Seller, Seller II, WPG or WPG II shall constitute notice to each of Seller, Seller II, WPG and WPG II, and notice to either Primary Purchaser or Parallel Purchaser shall constitute notice to both Primary Purchaser and Parallel Purchaser.  Any notice to a party may be sent by counsel to any other party.  Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

If to Purchasers, to:

O’Connor Management LLC
535 Madison Avenue, 6th Floor
New York, New York 10022
Attention:                                         Joel Bayer
Telephone:                                   (212) 308-7700
Facsimile:                                         (212) 308-7880
Email:                                                            jbayer@oconnorcp.com

with a copy to:

Neal, Gerber & Eisenberg LLP
Two North LaSalle Street, Suite 1700
Chicago, Illinois 60602
Attention:                                         Avram I. Feldman, Esq.
                                                                                                Douglas M. Ellis, Esq.
Telephone:                                   (312) 269-8000
Facsimile:                                         (312) 269-1747
Email:                                                            afeldman@ngelaw.com
                                                                                                dellis@ngelaw.com

and

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:                                         Roger D. Turner, Esq.
Telephone:                                   (212) 474-1668
Facsimile:                                         (212) 474-3700
Email:                                                            rturner@cravath.com

If to the WPG Parties, to:

c/o Washington Prime Group Inc. (d/b/a WP Glimcher)
7312 Wisconsin Avenue
Bethesda, Maryland 20814
Attention:                                         Robert P. Demchak
Telephone:                                   (240) 630-0004
Facsimile:                                         Facsimile:  (240) 380-2721
Email:                                                            robert.demchak@wpglimcher.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:                                         Adam O. Emmerich
Telephone:                                   (212) 403-1234
Facsimile:                                         (212) 403-2345
Email:                                                            aoemmerich@wlrk.com

If to Escrow Agent, to:

Fidelity National Title Insurance Company

4111 Executive Parkway, Suite 304
Westerville, Ohio 43081
Attention:                                         Thomas S. Solomon
Telephone:                                   (800) 626-9881
Facsimile:                                         (614) 890-6969
Email:                                                            tom.solomon@fnf.com

14.2                        Service.  Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by printed confirmation if by facsimile or email attachment (provided that if any notice or other communication to be delivered by facsimile or email attachment as provided above cannot be transmitted because of a problem affecting the receiving party’s facsimile machine or computer, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or communication so made shall be deemed effective on the first business day after the day of actual delivery.

ARTICLE 15

GENERAL PROVISIONS

15.1                        Captions.  Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

15.2                        Exhibits and Schedules.  All exhibits and schedules referred to herein and attached hereto are a part hereof.

15.3                        Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all other prior or contemporaneous agreements, understandings, representations and statements relating to such transaction, oral or written, are merged herein.

15.4                        Modification.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

15.5                        Attorneys’ Fees.  Should any party hereto employ an attorney for the purpose of enforcing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration (on terms approved by the parties hereto), declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, incurred in connection with such proceeding and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding.  The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

15.6                        Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of laws principles thereof.  Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction in the State of Delaware and each party hereto agrees to submit to personal jurisdiction in the State of Delaware in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, each party hereby agrees and consents that, without limiting other methods of obtaining jurisdiction, personal jurisdiction over such party in any such action or proceeding may be obtained in any court located in Delaware, and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon such party by registered or certified mail to or by personal service at the last known address of such party, whether such address be within or without the jurisdiction of any such court.

15.7                        Time of Essence.  Time is of the essence to this Agreement and to all dates and time periods set forth herein.

15.8                        Indemnification Limitations.

15.8.1              Except as otherwise expressly set forth herein: (a) the warranties and representations contained in Sections 11.1 and 11.2 and the provisions of Sections 11.3 and 11.4 shall survive the Closing and the delivery of the Assignment and Assumption of Sale Interest and the delivery of the Assignment and Assumption of Parallel Sale Interest for one year following the Closing, except that (i) the Seller Specified Reps and the Purchaser Specified Reps shall survive the Closing indefinitely, and (ii) the warranties and representations contained in Sections 11.1.26 and 11.1.33 shall not survive the Closing; and (b) the covenants, to the extent they require performance at or prior to Closing, shall not survive the Closing, and the covenants, to the extent they require performance after the Closing, shall otherwise survive in accordance with their terms.

15.8.2              The maximum total liability for which the WPG Parties shall be responsible in respect of (a) Section 11.4.1(d), other than with respect to breaches of the Seller Specified Reps, shall not exceed $42,000,000 in the aggregate (the “Claim Amount Cap”), and (b) all indemnification obligations set forth in Section 11.4.1(a), (b), (c) and (e), or with respect to breaches of the Seller Specified Reps, shall not exceed the Purchase Price (the “Aggregate Cap”).  No Purchaser shall bring any action against the WPG Parties with respect to any indemnification claim pursuant to Section 11.4.1(d), other than with respect to breaches of the Seller Specified Reps, unless and until the aggregate amount of all of the claims by Purchasers, in the aggregate, resulting from breach or breaches in respect of Section 11.4.1(d), other than with respect to breaches of the Seller Specified Reps, exceeds $3,000,000.00 (the “Minimum Claim Amount”), at which point the WPG Parties shall be responsible for all such claims without regard to the Minimum Claim Amount.  Neither the WPG Parties nor Purchasers shall have any liability to Purchasers or the WPG Parties, respectively, after the Closing for any breach of a representation or warranty if, prior to the Closing, Purchasers or the WPG Parties, as applicable, had Knowledge of such breach and such party had the right to terminate this Agreement on account thereof.  No limitation in this Agreement on representations or warranties or bringing claims for breaches thereof shall affect the right of Purchasers to make a claim under a covenant contained in this Agreement, even if the subject of the claim under such covenant is also the subject of such representation and warranty.  For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall the WPG Parties be liable hereunder to any Person for any Taxes imposed in respect of a Post-Closing Period (but the WPG Parties shall be liable for any penalties or interest imposed after the Closing Date relating to pre-Closing Taxes).

15.8.3              With respect to each indemnification obligation contained in this Agreement, all Losses shall be (a) net of any third-party insurance and indemnity proceeds that have been recovered by the indemnified party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification proceeds in respect of such facts are recovered by the indemnified party subsequent to the indemnifying party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the indemnifying party to the extent of the indemnification payment made) and (b) reduced by the amount of any Tax benefit actually realized by the indemnified party as a result of such Loss, and the indemnified party shall use, and cause its affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity provisions covering such Loss to the same extent as it would if such Loss were not subject to indemnification hereunder.

15.8.4              In no event shall any indemnifying party have liability to any indemnified party for any exemplary, punitive, speculative or reputational damages.

15.8.5              The amount of any Loss for which indemnification is provided hereunder shall not include, and no party shall be entitled to indemnification hereunder with respect to, any amount reflected on or taken into account with respect to the Final Net Current Assets Statement, to the extent of such amount reflected on or taken into account with respect to the Final Net Current Asset Statement.

15.8.6              The parties acknowledge and agree that, following the Closing, the indemnification provisions of this Agreement shall be the sole and exclusive remedies of the parties for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of, or in connection with the transactions contemplated hereby, including any breach of any representation or warranty in this Agreement by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement; provided, however, that the same shall not apply with respect to any intentional fraud of any party and shall not affect any party’s obligations, rights and remedies. under the Amended Agreement, the Amended Parallel Agreement or the Amended Parallel Agreement II.

15.9                        Assignment.  No party may assign its rights under this Agreement without the prior written consent of the other parties hereto, which consent may be withheld in such party’s sole discretion.

15.10                 Severability.  If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

15.11                 Successors and Assigns.  All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 15.9).

15.12                 Interpretation.  Each party acknowledges to the others that it and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

15.13                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.  This Agreement may be executed by facsimile or electronic mail, and the signatures delivered to the parties by facsimile or electronic mail shall be valid for all purposes.

15.14                 Recordation.  This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

15.15                 Limitation on Liability.  In any action brought to enforce the obligations of any party under this Agreement, the judgment or decree shall be subject to the provisions of Section 15.5.  No member, partner, shareholder, officer, employee or agent of or consultant to any party hereto shall be held to any personal liability hereunder (other than Washington Prime Group, L.P., an Indiana limited partnership, pursuant to the Joinder Agreement attached hereto), and no resort shall be had to the private property of any such member, partner, shareholder, officer, employee or agent, for the satisfaction of any claims hereunder or in connection with the affairs of such party.

15.16                 Calculation of Time Periods; Business Day.  Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day (i.e., Saturday, Sunday or legal holiday for national banks in the State of New York), then such period or date shall be extended until the immediately following business day.

15.17                 Certain Tax Matters.

15.17.1       For purposes of this Agreement (including Section 7.1 and Section 11.4.1(b)), in the case of any period that begins before and ends after the Proration Date or the Closing Date, as applicable, (i) property Taxes, annual franchise Taxes based on authorized shares and other similar Taxes allocable to the portion of such period ending on the Proration Date or the Closing Date, as applicable, shall be allocated based on the number of days in such portion of such period relative to the number of days in such entire period and (ii) Taxes (other than Taxes described in clause (i) above) allocable to the portion of such period ending on the Proration Date or the Closing Date, as applicable, shall be computed as if such period ended as of the close of business on the Proration Date or the Closing Date, respectively.

15.17.2       Seller or Seller II, as applicable, shall be entitled to any refund of Taxes for which the WPG Parties are responsible pursuant to Section 11.4.1(b) or which were taken into account as a liability in the Final Net Current Assets Statement (except for any such refund which was taken into account as an asset in the Final Net Current Assets Statement).  If any of the Partnership Entities or Parallel Partnership Entities (other than the Scottsdale JV or any of its subsidiaries) receives a refund to which Seller or Seller II is entitled pursuant to the immediately preceding sentence, Primary Purchaser and Parallel Purchaser, as applicable, shall pay over to Seller or Seller II, as applicable, as an adjustment to the purchase price, an amount equal to 49% of the amount of such refund.  This Section 15.17.2 shall survive the Closing indefinitely.

15.18                 Further Assurances.  Following Closing, each party shall execute and deliver such other documents and instruments as may be reasonably requested by another party in order to consummate the transactions contemplated by this Agreement (provided that same does not result in any new or additional obligation, covenant, representation or warranty of such party under this Agreement beyond those expressly set forth in this Agreement).

ARTICLE 16

ESCROW AGENT DUTIES AND DISPUTES

16.1                        Other Duties of Escrow Agent.  Escrow Agent shall not be bound in any way by any other agreement or contract among the parties, whether or not Escrow Agent has knowledge thereof.  Escrow Agent’s only duties and responsibilities shall be to hold the Deposit and other funds and documents delivered to it as agent and to dispose of the Deposit and such other funds and documents in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, Escrow Agent shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent’s fraud, gross negligence or willful misconduct.  Escrow Agent may, at the expense of the Seller and Purchaser in accordance with Section 7.6 (unless otherwise provided herein), consult with counsel and accountants in connection with its duties under this Agreement.  Escrow Agent shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants.  Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic.

16.2                        Disputes.  Escrow Agent is acting as a stakeholder only with respect to the Deposit.  If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding.  If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the Closing and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of Delaware pending a determination.  Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit.  Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.  In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between the parties in connection with the Deposit.

ARTICLE 17

DEFINITIONS

17.1                        Definitions.  As used in this Agreement, the following terms shall have the following meanings, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined:

“2015 Annual Plan” means, with respect to a Property, the annual plan for such Property (including Leasing Guidelines) attached to the Amended Agreement.

“Accountants” has the meaning set forth in Section 7.1(c).

“Act” has the meaning set forth in Section 11.2.4.

“Aggregate Cap” has the meaning set forth in Section 15.8.2.

“Aggregate Property Value” has the meaning set forth in Section 2.3.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation” has the meaning set forth in Section 2.3.

“Amended Agreement” has the meaning set forth in Section 1.8.1.

“Amended Parallel Agreement” has the meaning set forth in Section 1.8.2.

“Amended Parallel Agreement III” has the meaning set forth in Section 1.8.3.

“Anchor Tenants” means a tenant identified on Schedule 13.10.3.

“Anchor Tenant Estoppel” has the meaning set forth in Section 13.10.3.

“Applicable Law” means all laws, statutes, codes, ordinances, orders, regulations, judgments, decrees and directions of all federal, state and local governments and courts and the appropriate agencies, officers, departments, boards, authorities and commissions thereof, whether now or hereafter enacted, to the extent that the same are applicable to (a) the use or operation of any Property or any portion thereof, or (b) any particular Person.

“Assumed Mortgage Debt” means those mortgage loans identified on Schedule 11.1.20 with respect to the Properties owned by Johnson City Property Owner, Polaris Property Owner and Town Center Property Owners.

“Assumed Mortgage Debt Loan Documents” means, collectively, any and all material loan documents (including without limitation mortgage, note, loan agreement, guarantees, indemnities and assignments of leases, as applicable) relating to the Assumed Mortgage Debt.

“Block K” means that tract of land, currently owned by Scottsdale JV, located adjacent to the Property owned by Scottsdale Property Owners legally described on page 90 of Exhibit A attached hereto.

“Block K Scottsdale Phase III Development Costs” means an amount equal to (x) the Scottsdale Phase III Development Costs, less (y) the Block M Scottsdale Phase III Development Costs.

“Block L” means that tract of land, currently owned by SDQ III Fee, LLC, located adjacent to the Property owned by Scottsdale Property Owners legally described on Exhibit A-1 attached hereto.

“Block L Purchase Price” means $9,000,000.00.

“Block M” means that tract of land, currently owned by SDQ III Fee, LLC, legally described on Exhibit A-2 attached hereto.

“Block M Scottsdale Phase III Development Costs” means an amount equal to the amount of the Scottsdale Phase III Development Costs attributable to Block M.

“Broker” has the meaning set forth in Section 11.1.1.

“Claim Amount Cap” has the meaning set forth in Section 15.8.2.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Documents” means any certificate, instrument or other document executed and delivered at the Closing (or prior to Closing, to the extent the same would need to be executed and delivered prior to Closing in order for Closing to occur or to occur more expeditiously) pursuant to this Agreement.

“Closing Statement” has the meaning set forth in Section 4.1.2(e).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Contract” or “Contracts” has the meaning set forth in Section 11.1.5.

“Crescent Partner” has the meaning set forth in Section 11.1.22.

“Current Assets” has the meaning set forth in Section 7.1(a).

“Current Liabilities” has the meaning set forth in Section 7.1(a).

“Default” has the meaning set forth in Section 9.5.3.

“Deposit” has the meaning set forth in Section 2.6.

“DSW Parcel” means that tract of land, currently owned by PFP Columbus, LLC, located adjacent to the Property owned by Polaris Property Owner legally described on pages 33-34 of

Exhibit A attached hereto.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Entity Improvements” means all improvements located on the Entity Lands.

“Entity Lands” means those certain parcels of land described on Exhibit A owned in fee, or ground leased, by the applicable Property Owner.

“Environmental Laws” means all applicable federal, state and local laws, ordinances, rules, regulations, codes or orders applicable to the Real Property, the purpose of which is to protect the environment or that pertain to Hazardous Materials.

“Environmental Reports” has the meaning set forth in Section 11.1.17.

“Escrow Agent” has the meaning set forth in the introductory paragraph.

“Estoppel Certificate” has the meaning set forth in Section 13.10.3.

“Excluded Properties” has the meaning set forth in Section 12.2.1.

“Existing Survey” or “Existing Surveys” has the meaning set forth in Section 5.2.2.

“Fidelity Title” has the meaning set forth in Section 3.1.2.

“Final Net Current Assets Statement” has the meaning set forth in Section 7.1(c)(ii).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Ground Lease Estoppel” or “Ground Lease Estoppels” has the meaning set forth in Section 13.10.2.

“Ground Leases” has the meaning set forth in Section 11.1.8.

“Ground Lessor Consent” has the meaning set forth in Section 13.10.2.

“Hazardous Materials” means any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect is regulated by or form the basis of liability under any Environmental Law.  Hazardous Materials include, but is not limited to, hydrocarbons, petroleum, gasoline, asbestos containing materials, crude oil or any products or byproducts thereof.

“Interim Scottsdale Phase III Development Costs” means the amount of the costs of the Scottsdale Phase III Development paid by or on behalf of SDQ III Residential, LLC or SDQ III Fee, LLC on or after the Effective Date and prior to Closing in connection with the land of SDQ III Residential, LLC or SDQ III Fee, LLC and Scottsdale Phase III Development; provided, that such costs have been incurred in accordance with the plans and specifications and budget provided to Purchaser in all material respects.  The amounts of such costs that were paid and incurred as of the Effective Date, and the estimated costs anticipated to be incurred between the Effective Date and the Closing Date, are set forth on Schedule 11.1.21(c) attached hereto.

“Johnson City Property Owner” has the meaning set forth in Section 1.3.1.

“Johnson City REIT” has the meaning set forth in Section 1.2.

“Johnson City Development Parcels” means those tracts of land, owned as of the Effective Date by Glimcher Development Corporation, located adjacent to the Property owned by Glimcher MJC, LLC.

“Leases” has the meaning set forth in Section 11.1.6.

“Leasing Costs” means leasing fees and commissions, attorneys’ fees, tenant improvement costs, tenant allowances, rent abatements and other tenant inducements costs.

“Lender Consent” has the meaning set forth in Section 13.9.

“Lists” has the meaning set forth in Section 11.1.18(b)(i).

“Losses” has the meaning set forth in Section 11.4.1.

“Manager Terminations” has the meaning set forth in Section 4.2.3(b).

“Material Condemnation or Casualty” has the meaning set forth in Section 12.2.1.

“Material Condemnation or Casualty Property Owner” has the meaning set forth in Section 12.2.1.

“Material Lease” means, with respect to any Property, any Lease (a) covering fifteen thousand (15,000) square feet or more of gross leasable space at such Property, (b) having a term of fifteen (15) years or more, or (iii) any other Lease if the terms of such other Lease or the renewal, extension, termination or modification thereof are less favorable than those contained in the leasing guidelines set forth in the Annual Business and Leasing Plan (each as defined in the Amended Agreement), subject to the Permitted NER Variance, or such terms are not set forth in such leasing guidelines.

“Minimum Claim Amount” has the meaning set forth in 15.8.2.

“Negative Amount” has the meaning set forth in Section 7.1(c)(iv).

“NER” means, in the case of any Lease, on a rentable square foot basis, the amount obtained by subtracting (a) the present value of the sum of all tenant inducements, free rent periods and commissions payable over the initial term of such Lease, from (b) the present value of the aggregate of the annual base rent (excluding percentage rent) payable over the initial term of such Lease, which present value is calculated, in each case, based on a discount rate equal to nine percent (9%).

“Net Value” means the Primary Property Value less (a) the original principal amount of any New Mortgage Debt and (b) the outstanding principal amounts, and all accrued but unpaid interest thereon, as of the Closing Date, with respect to the Assumed Mortgage Debt.

“New Block L Owner” has the meaning set forth in Section 1.5.

“New Mortgage Debt” has the meaning set forth in Section 13.8.

“New Mortgage Debt Loan Documents” means, collectively, any and all instruments, agreements and documents evidencing, securing or guaranteeing the New Mortgage Debt.

“New Mortgage Loan” has the meaning set forth in Section 13.8.

“New Mortgage Property” or “New Mortgage Properties” has the meaning set forth in Section 13.8.

“OFAC” has the meaning set forth in Section 11.1.18(a).

“Order” has the meaning set forth in Section 11.1.18(a).

“Orders” has the meaning set forth in Section 11.1.18(a).

“Original Agreement” has the meaning set forth in Section 1.1.1

“Original Parallel Agreement” has the meaning set forth in Section 1.1.2.

“Outside Date” has the meaning set forth in Section 9.5.2.

“Parallel Partnership” has the meaning set forth in Section 1.1.2.

“Parallel Partnership I Entities” means the Parallel Partnership, the Scottsdale JV Entities and any entities in the ownership chain between the Parallel Partnership and the Scottsdale JV Entities.

“Parallel Partnership II Entities” means the Parallel Partnership II, New Block L Owner and any entities in the ownership chain between the Parallel Partnership II and New Block L Owner.

“Parallel Partnership Entities” means the Parallel Partnership I Entities and the Parallel Partnership II Entities.

“Parallel Purchase Price” has the meaning set forth in Section 2.2.

“Parallel Purchase Price II” has the meaning set forth in Section 2.2.

“Parallel Purchaser” has the meaning set forth in Section 1.6.

“Parallel Sale” has the meaning set forth in Section 1.8.2.

“Parallel Sale II” has the meaning set forth in Section 1.8.3.

“Parallel Sale Interest” has the meaning set forth in Section 1.1.2.

“Parallel Sale Interest II” has the meaning set forth in Section 1.1.3.

“Parcel Z” means that tract of land, owned by Polaris Mall, LLC, located adjacent to the Property owned by Polaris Property Owner legally described on Exhibit A-3 attached hereto.

“Partnership” has the meaning set forth in Section 1.1.1.

“Partnership Entities” means the Partnership, the WPG-OC REITs, the Property Owners and any entities to be in the ownership chain between the Partnership and the Property Owners as described in Article I.

“Partnership Entity Organizational Amendments” has the meaning set forth in Section 4.2.3(f).

“Partnership’s Title Costs” has the meaning set forth in Section 7.4.

“Pearlridge Property Owner” has the meaning set forth in Section 1.3.2.

“Pearlridge REIT” has the meaning set forth in Section 1.2.

“Pending Leases” has the meaning set forth in Section 13.2(j).

“Percentage Interest” has the meaning ascribed to such term in the Amended Agreement.

“Permitted Encumbrances” has the meaning set forth in Section 3.1.2.

“Permitted NER Variance” means, in the case of the NER of a Lease, a variance not exceeding the greater of: (a) ten percent (10%) of the NER for the applicable rentable area set out in the then current easing guidelines or (b) $5,000.00.

“Person” means any individual, corporation, limited liability company, partnership, trust, other entity or any government or agency thereof.

“Personal Property” means, with respect to any Property Owner, all tangible personal property used in connection with the operation of the applicable Property (other than personal property of any tenant or REA Party).

“Polaris Property Owner” has the meaning set forth in Section 1.3.3.

“Polaris REIT” has the meaning set forth in Section 1.2.

“Policies” has the meaning set forth in Section 11.1.35.

“Positive Amount” has the meaning set forth in Section 7.1(c)(iii).

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Signing Scottsdale Phase III Development Costs” means the amount of the costs of the land of SDQ III Residential, LLC or SDQ III Fee, LLC and Scottsdale Phase III Development paid by or on behalf of SDQ III Residential, LLC or SDQ III Fee, LLC prior to the Effective Date in connection with the Scottsdale Phase III Development, which amount the parties hereto agree is $40,164,746.

“Preliminary Net Current Assets Statement” has the meaning set forth in Section 7.1(a).

“Primary Property Value” has the meaning set forth in Section 2.3.

“Primary Purchaser” has the meaning set forth in the introductory paragraph.

“Property” means the Real Property and the Personal Property owned by a Property Owner.

“Property Group” means each of (a) all Property owned by all Johnson City Property Owners, (b) all Property owned by the Pearlridge Property Owner, (c) all Property owned by all the Polaris Property Owners, (d) all Property owned by all Town Center Property Owner and (e) all Property owned by all Scottsdale Property Owners and the Scottsdale JV.

“Property Management Agreement” or “Property Management Agreements” has the meaning set forth in Section 4.2.3(a).

“Property Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of the Partnership Entities and the Properties, taken as a whole, or (b) the ability of Seller, WPG or any Partnership Entity to consummate the transactions contemplated hereby on or before the Outside Date.

“Property Owner” means each of each Johnson City Property Owner, Pearlridge Property Owner, each Polaris Property Owner, each Scottsdale Property Owner, each Town Center Property Owner and the Scottsdale JV.

“Property Value” has the meaning set forth in Section 2.3.

“Property Owner Organizational Documents” means the certificates of formation or certificate of limited partnership and limited liability company operating agreements or limited partnership agreement of each Property Owner.

“Proposed Final Net Current Assets Statement” “ has the meaning set forth in Section 7.1(c)(i).

“Proprietary Information” has the meaning set forth in Section 13.5.

“Proration Date” has the meaning set forth in Section 7.1(a).

“Prospective Leases” has the meaning set forth in Section 2.4.1.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” or “Purchasers” has the meaning set forth in Section 1.6.

“Purchaser Specified Reps” has the meaning set forth in Section 3.2.2.

“Purchaser’s Knowledge” has the meaning set forth in Section 11.1.

“Purchaser Knowledge Parties” has the meaning set forth in Section 11.1.

“Purchaser MAE” means a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of Purchasers and their Affiliates, taken as a whole.

“REA” or “REAs” has the meaning set forth in Section 3.1.2(iii).

“REA Estoppel” or “REA Estoppels” has the meaning set forth in Section 13.10.1.

“REA Parties or “REA Party” “ has the meaning set forth in Section 3.1.2(iii).

“Real Property” means the Entity Lands together with the Entity Improvements.

“Remaining Tenant Estoppel” has the meaning set forth in Section 13.10.3.

“Rent Roll” has the meaning set forth in Section 11.1.6.

“Replacement Lease” has the meaning set forth in Section 2.4.3.

“Reports” has the meaning set forth in Section 7.6.

“Retail Block K” has the meaning set forth in Section 1.3.9.

“Retail Block K Purchase Price” means the price to be paid by SDQ III Retail, LLC to Scottsdale JV for the purchase of Retail Block K pursuant to the Retail Condo PSA.

“Retail Condo PSA” means that certain Retail Condominium Purchase and Sale Agreement, dated as of November 13, 2013, by and between Scottsdale JV, as seller, and SDQ III Retail, LLC, as buyer, as amended by that certain First Amendment to Retail Condominium Purchase and Sale Agreement, dated as of January 26, 2015.

“Sale” has the meaning set forth in Section 1.8.1

“Sale Interest” has the meaning set forth in Section 1.1.1.

“Scottsdale Development Document” or “Scottsdale Development Documents” has the meaning set forth in Section 11.1.21.

“Scottsdale JV” has the meaning set forth in Section 1.4.

“Scottsdale JV Entities” has the meaning set forth in Section 1.4.

“Scottsdale JV Interest Value” means an amount equal to the Block K Scottsdale Phase III

Development Costs.

“Scottsdale Phase III Development” has the meaning set forth in Section 11.1.21.

“Scottsdale Phase III Development Costs” means an amount equal to the sum of (x) the Pre-Signing Scottsdale Phase III Development Costs and (y) the Interim Scottsdale Phase III Development Costs.  Such term does not include the Retail Block K Purchase Price, the Block L Purchase Price, or any development costs relating to Block L.

“Scottsdale Property Owner” has the meaning set forth in Section 1.3.4.

“Scottsdale REIT” or “Scottsdale REITs” has the meaning set forth in Section 1.2.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller MAE” means a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of WPG, Seller and their respective Affiliates, taken as a whole.

“Seller Party” shall mean each of WPG, Seller and any controlled affiliate thereof.

“Seller Specified Reps” has the meaning set forth in Section 3.1.3.

“Seller’s Negative NCA Value” has the meaning set forth in Section 7.1(b)(ii).

“Specialty Lease” means any short-term specialty or temporary lease or license agreement for a term of twelve (12) months or less and that is terminable by the applicable Seller Entity upon thirty (30) days’ notice or less.

“Structure Chart” means the contemplated organizational chart showing the ownership of each Property following completion of the steps and transfers contemplated by Article I as set forth on Schedule 2.5 (which shall list by footnote each of those entities that will make a “check the box” election) subject to such modifications (a) in accordance with Section 2.5.3, 2.5.4 or 2.5.6 or (b) solely relating to a Property becoming an Excluded Property.

“Taxes” means any and all United States Federal, state, local and foreign taxes, charges, fees, duties (including customs duties), levies or other assessments that are taxes, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, and unemployment taxes, which are imposed by any governmental authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Title Commitments” has the meaning set forth in Section 3.1.2(v).

“Title Companies” means Fidelity Title, together with any other title insurance company as may be selected by Purchasers pursuant to Section 3.1.2, if any, provided that such other title insurance company imposes no requirements on Seller beyond those imposed by Fidelity Title.

“Title Policy” or “Title Policies” has the meaning set forth in Section 3.1.2.

“Town Center Property Owner” has the meaning set forth in Section 1.3.5.

“Town Center REIT” or “Town Center REITs” has the meaning set forth in Section 1.2.

“WPG” has the meaning set forth in the introductory paragraph.

“WPG II” has the meaning set forth in Section 1.1.3.

“WPG’s Knowledge” has the meaning set forth in Section 11.1.

“WPG Knowledge Parties” has the meaning set forth in Section 11.1.

“WPG-OC REITs” has the meaning set forth in Section 1.2.

“WPG-OC REIT Operating Amendments” has the meaning set forth in Section 4.2.3(e).

“WPG Parties” means WPG, WPG II, Seller and Seller II.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

WPG-OC Limited Partner, LLC, a Delaware limited liability company

By: Washington Prime Group, L.P., its sole member

By: Washington Prime Group Inc, its general partner

By:	/s/ Mark S. Ordan
Name:	Mark Ordan
Title:	Executive Chairman

WPG-OC General Partner, LLC, a Delaware limited liability company

By: Washington Prime Group, L.P., its sole member

By: Washington Prime Group Inc, its general partner

By:	/s/ Mark S. Ordan
Name:	Mark Ordan
Title:	Executive Chairman

O’CONNOR MALL PARTNERS, L.P., a Delaware limited partnership

By: O’Connor Mall Properties GP, LLC, a Delaware limited partnership, its general partner

By: O’Connor Management LLC, a Delaware limited liability company, its manager

By:	/s/ Joel Bayer
Name:	Joel Bayer
Title:	Vice President

CONSENT AND AGREEMENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as escrow agent.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Thomas S. Solomon
Name:	Thomas S. Solomon
Title:	Senior Real Estate Coordinator

EXHIBITS & SCHEDULES

EXHIBIT A	Description of Entity Lands

EXHIBIT A-1	Description of Block L

EXHIBIT A-2	Description of Block M

EXHIBIT A-3	Description of Parcel Z

EXHIBIT B-1	Forms of REA Estoppel Certificates

EXHIBIT B-2	Forms of Tenant Estoppel Certificates

EXHIBIT B-3	Form of Ground Lease Estoppel Certificates

EXHIBIT C-1	Form of Assignment and Assumption of Sale Interest

EXHIBIT C-2	Form of Assignment and Assumption of Parallel Sale Interest

EXHIBIT D	Form of Amended and Restated Limited Partnership Agreement

EXHIBIT E	Property Management Agreement Terms

EXHIBIT F	[INTENTIONALLY OMITTED]

EXHIBIT G	REAs

EXHIBIT H	Form of FIRPTA Certificate

EXHIBIT I	Pending Leases

EXHIBIT J	[INTENTIONALLY OMITTED]

EXHIBIT K	Form of Title Affidavits and Documents

EXHIBIT L	Title Commitments

EXHIBIT M	Ground Leases

EXHIBIT N	Form of REIT Amendments

EXHIBIT O	Form of Joinder Agreement

SCHEDULE 2.3	Allocation

SCHEDULE 2.4	Prospective Leases

SCHEDULE 2.5	Post-Closing Organizational Chart

SCHEDULE 4.2.3(f)	Organizational Document Amendments

SCHEDULE 5.2.4	Due Diligence Deliveries

SCHEDULE 11.1.4	Contravention

SCHEDULE 11.1.5	Contract Matters

SCHEDULE 11.1.6(a)	Rent Roll

SCHEDULE 11.1.6(b)	Certain Matters Regarding Leases

SCHEDULE 11.1.6(c)	Tenant Termination, Exclusive and Co-Tenancy Rights

SCHEDULE 11.1.11	Litigation

SCHEDULE 11.1.17	Environmental Reports

SCHEDULE 11.1.20	Assumed Mortgage Debt Loan Documents

SCHEDULE 11.1.20-1	Outstanding Principal Amounts Repaid by New Mortgage Debt

SCHEDULE 11.1.20-2	Assumed Mortgage Debt Outstanding Principal Balances

SCHEDULE 11.1.21(a)	Scottsdale Phase III Development Documents

SCHEDULE 11.1.21(c)	Scottsdale Phase III Development Costs

SCHEDULE 11.1.26	Tax Parcels and Amounts

SCHEDULE 11.4.1(b)	Existing Environmental Matters

SCHEDULE 13.1.4	Apple HVAC

SCHEDULE 13.2	Exceptions to Interim Operating Covenants

SCHEDULE 13.8	Loan/Ground Lease Matters

SCHEDULE 13.10.3	List of Anchor Tenants